TEXT MARKED BY [* * *] HAS BEEN OMITTED PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT AND WAS FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

AIA DOCUMENT A141 - 2014
STANDARD FORM OF AGREEMENT BETWEEN OWNER AND DESIGN-BUILDER

AIA® Document A141™ - 2014
Standard Form of Agreement Between Owner and Design-Builder

This Standard form of Agreement (AIA Document A141) including any attachments and exhibits made as of the Thirteenth day of February in the year Two Thousand Eighteen (the “AGREEMENT”) is made by and
ADDITIONS AND DELETIONS: The author of this document has added information needed for its completion. The author may also have revised the text of the original AIA standard form. An Additions and Deletions Report that notes added information as well as revisions to the standard form text is available from the author and should be reviewed. A vertical line in the left margin of this document indicates where the author has added necessary information and where the author has added to or deleted from the original AIA text.
This document has important legal consequences. Consultation with an attorney is encouraged with respect to its completion or modification.
Consultation with an attorney is also encouraged with respect to professional licensing requirements in the jurisdiction where the Project is located.
(In words, indicate day, month and year.)

BETWEEN the Owner:
(Name, legal status, address and other information)

Kindred Biosciences, Inc.
1555 Bayshore Hwy, #200
Burlingame, CA 94010

and the Design-Builder:
(Name, legal status, address and other information)

CRB Builders, LLC
1251 NW Briarcliff Parkway, Ste 500
Kansas City, MO 64116

for the following Project:
(Name, location and detailed description)

Kindred Biosciences, Inc. Production Expansion
1411 Oak Street Elwood, Kansas

The Owner and Design-Builder agree as follows.

Init. /	AIA Document A141™ — 2014. Copyright © 2004 and 2014 by The American Institute of Architects. All rights reserved. WARNING: This AIA Document is protected by U.S. Copyright Law and International Treaties. Unauthorized reproduction or distribution of this AIA Document, or any portion of it, may result in severe civil and criminal penalties, and will be prosecuted to the maximum extent possible under the law. This document was produced by AIA software at 12:41:50 on 03/13/2018 under Order No. 7415042052 which expires on 08/07/2018, and is not for resale. User Notes: (3B9ADA0A)	1

TABLE OF ARTICLES

1    GENERAL PROVISIONS

2    COMPENSATION AND PROGRESS PAYMENTS

3    GENERAL REQUIREMENTS OF THE WORK OF THE DESIGN-BUILD CONTRACT

4    WORK PRIOR TO EXECUTION OF THE DESIGN BUILD AMENDMENT

5    WORK FOLLOWING EXECUTION OF THE DESIGN-BUILD AMENDMENT

6    CHANGES IN THE WORK

7    OWNER’S RESPONSIBILITIES

8    TIME

9    PAYMENT APPLICATIONS AND PROJECT COMPLETION

10    PROTECTION OF PERSONS AND PROPERTY

11    UNCOVERING AND CORRECTION OF WORK

12    COPYRIGHTS AND LICENSES

13    TERMINATION OR SUSPENSION

14    CLAIMS AND DISPUTE RESOLUTION

15    MISCELLANEOUS PROVISIONS

16    SCOPE OF THE AGREEMENT

TABLE OF EXHIBITS

A    DESIGN-BUILD AMENDMENT

B    INSURANCE AND BONDS

C    PROPOSAL

ARTICLE 1    GENERAL PROVISIONS
§ 1.1    Owner’s Criteria
This Agreement is based on the Owner’s Criteria set forth in this Section 1.1.
(Note the disposition for the following items by inserting the requested information or a statement such as not applicable” or “unknown at time of execution.” If the Owner intends to provide a set of design documents, and the requested information is contained in the design documents, identify the design documents and insert “see Owner’s design documents” where appropriate)

§ 1.1.1    The Owner’s program for the Project:
(Set forth the program, identify documentation in which the program is set forth, or state the manner in which the program will be developed)

The program set forth for the project is detailed out within CRB’s Conceptual Design Report, dated December 12, 2017, and the proposal (with a reference of “PN:17787.mo”), as amended by Addendum 1 (with an effective date of February 13, 2018) (collectively, proposal and Addendum 1 are herein referred to as, the “Proposal”.)

§ 1.1.2    The Owner’s design requirements for the Project and related documentation:
(Identify below, or in an attached exhibit, the documentation that contains the Owner’s design requirements, including any performance specifications for the Project)

The conceptual and interim design documents developed by the consultants, Clark. Richardson and Biskup Consulting Engineers, Inc., Needham DBS shall be the basis of the design build including any design documents developed under the Proposal. KindredBio and the consultants to address any regulatory body standards to be met during project execution.
Required documents: Final as built drawings for this phase of the project shall be provided. Full commissioning documentation, start up and testing and operation and maintenance manuals on all equipment purchased including but not limited to air handling units, exhaust fans, clean room plenums, hepa filters, pumps, chillers, boilers, heat exchangers, temperature controls and building management system, fire and security systems, process controls, electrical switchgear, generator, UPS systems etc. Testing documentation for all necessary duct and piping pressure testing. Full documentation package for purified piping including borescope, passivation P&ID’s and as built drawings.

§ 1.1.3    The Project’s physical characteristics:
(Identify or describe, if appropriate, size, location, dimensions, or other pertinent information, such as geotechnical reports; site, boundary and topographic surveys; traffic and utility studies; availability of public and private utilities and services; legal description of the site; etc.)

The project consists of renovating, an existing facility, to provide approximately 16,500 square feet of new production space, supporting Fill and Finish and Bio Production processes. Detail of the project, including project understanding, project approach, and anticipated scope of work can be found within CRB’s Conceptual Design Report dated December 12, 2017 and within CRB’s Proposal for detailed design (attached hereto for reference). Please refer to these two documents for further project information.

§ 1.1.4    The Owner’s anticipated Sustainable Objective for the Project, if any:
(Identify the Owner’s Sustainable Objective for the Project such as Sustainability Certification, benefit to the environment, enhancement to the health and well-being of building occupants, or improvement of energy efficiency. If the Owner identifies a Sustainable Objective, incorporate AIA Document A141™-2014, Exhibit C, Sustainable Projects, into this Agreement to define the terms, conditions and Work related to the Owner’s Sustainable Objective)

N/A

§ 1.1.5    Incentive programs the Owner intends to pursue for the Project, including those related to the Sustainable Objective, and any deadlines for receiving the incentives that are dependent on, or related to, the Design-Builder’s services, are as follows:

(Identify incentive programs the Owner intends to pursue for the Project and deadlines for submitting or applying for the incentive programs.)

N/A

§ 1.1.6    The Owner’s budget for the Work to be provided by the Design-Builder is set forth below:
(Provide total for Owner’s budget, and if known, a line item breakdown of costs.)

Refer to CRB’s Conceptual Budget Estimate & BOE Rev. B dated 1/15/18. Budget: $[* * *] (+20%-15% accuracy range), based on approximately 16,300 total square foot of space. Note scope clarifications/exclusions stated within this BOE Estimate. For clarity, the parties agree that the budget estimate of $[* * *] is for all Work performed under this Agreement. Work performed as part of the Proposal, and estimated costs for Work performed and finalized under Exhibit A. Nothing in this Section 1.1.6 is intended to permit any duplicate billing, costs or expenses for the Project.

§ 1.1.7    The Owner’s design and construction milestone dates:

.1    Design phase milestone dates:

The project schedule is subject to change in accordance with the terms of this Agreement as the project progresses, and as agreed and requested by Owner. The schedule serving as the basis for Design and Construction funding as well as the baseline for the purpose of this Agreement, shall generally follow the Conceptual schedule submitted with the proposal. Refer to CRB Conceptual Milestone Proposal Schedule - Titled: KindredBio Design-Assist Approach dated January 24, 2018.
.2    Submission of Design-Builder Proposal:

N/A
.3    Phased completion dates:

Refer to Milestone Schedule noted above.
.4    Substantial Completion date:

Refer to Milestone Schedule noted above.
.5    Other milestone dates:

N/A
§ 1.1.8    The Owner requires the Design-Builder to retain the following Architect, Consultants and Contractors at the Design-Builder’s cost:
(List name, legal status, address and other Information.)

.1    Clark, Richardson and Biskup Consulting Engineers, Inc.

.2    Consultants

Clark, Richardson and Biskup Consulting Engineers, Inc. - Mechanical, Electrical, Plumbing, Special Systems, and Process Design
Needham DBS - Structural Engineer
PI Group (Mechanical, HVAC, and Electrical) Design-Assist Partner

.3    Contractors

CRB Builders, LLC
P1 Group

§ 1.1.9    Additional Owner’s Criteria upon which the Agreement is based:
(Identify special characteristics or needs of the Project not identified elsewhere, such as historic preservation requirements.)

N/A

§ 1.1.10    The Design-Builder shall confirm that the information included in the Owner’s Criteria complies with applicable laws, statutes, ordinances, codes, rules and regulations, or lawful orders of public authorities.

§ 1.1.10.1    If the Owner’s Criteria conflicts with applicable laws, statutes, ordinances, codes, rules and regulations, or lawful orders of public authorities, the Design-Builder shall notify the Owner of the conflict.

§ 1.1.11    If there is a change in the Owner’s Criteria, the Owner and the Design-Builder shall execute a Modification in accordance with Article 6.

§ 1.1.12    If the Owner and Design-Builder intend to transmit Instruments of Service or any other information or documentation in digital form, they shall endeavor to establish necessary protocols governing such transmissions. Unless otherwise agreed, the parties will use AIA Document E203™-2013 to establish the protocols for the development, use, transmission, and exchange of digital data and building information modeling.

§ 1.2    Project Team

§ 1.2.1    The Owner identifies the following representative in accordance with Section 7.1.1:
(List name, address and other information)

Owner representatives are as follows:
Victoria Leitman
Matt Applegate
Ken McConnell
Denise Bevers

§ 1.2.2
The persons or entities, in addition to the Owner’s representative, who are required to review the Design-Builder’s Submittals are as follows:
(List name, address and other information.)

N/A

§ 1.2.3    The Owner will retain the following consultants and separate contractors:
(List discipline, scope of work, and, if known, identify by name and address.)

KindredBio will retain the following:
Independent Special Inspections & Testing (if required) Independent CQV Supplier
Process Equipment supplier, PALL

§ 1.2.4    The Design-Builder identifies the following representative in accordance with Section 3.1.2:
(List name, address and other information.)
CRB’s team will be staffed out of the Kansas City office locations: 1251 NW Briarcliff Parkway, Ste 500. Kansas City, MO 64116. Leads are planned as follows:
Matt Hoover - Project Director
Terry Werth - Design Project Manager
Mike Skidmore - Construction Project Manager
Austin Christensen - PreConstruction Manager

§ 1.2.5    Neither the Owner’s nor the Design-Builder’s representative shall be changed without ten days’ written notice to the other party.

§ 1.3    Binding Dispute Resolution
For any Claim subject to, but not resolved by, mediation pursuant to Section 14.3, the method of binding dispute resolution shall be the following:
(Check the appropriate box. If the Owner and Design-Builder do not select a method of binding dispute resolution below, or do not subsequently agree in writing to a binding dispute resolution other than litigation, Claims will be resolved by litigation in a court of competent jurisdiction)

[ X ]    Arbitration pursuant to Section 14.4
[ ]    Litigation in a court of competent jurisdiction
[ ]    Other: (Specify)
§ 1.4    Definitions
§ 1.4.1    Design-Build Documents. The Design-Build Documents consist of this Agreement and its attached exhibits under Article 16; other documents listed in this Agreement; and Modifications issued after execution of this Agreement. A Modification is (1) a written amendment to the Contract signed by both parties, including the Design-Build Amendment (the form of which is attached to this Agreement), (2) a Change Order (as defined in Section 6.2), or (3) a Change Directive (as defined in Section 6.3).

§ 1.4.2    Contract. The Design-Build Documents form the Contract. The Contract represents the entire and integrated agreement between the parties and supersedes prior negotiations, representations or agreements, either written or oral. The Contract may be amended or modified only by a Modification. The Design-Build Documents shall not be construed to create a contractual relationship of any kind between any persons or entities other than the Owner and the Design-Builder.

§ 1.4.3    Work. The term “Work” means the design, construction and related services required to fulfill the Design-Builder’s obligations under the Design-Build Documents, whether completed or partially completed, and includes all labor, materials, equipment and services provided or to be provided by the Design-Builder. The Work may constitute the whole or a part of the Project.

§ 1.4.4    Project. The Project is the total design and construction of which the Work performed under the Design-Build Documents may be the whole or a part, and may include design and construction by the Owner and by separate contractors.

§ 1.4.5    Instruments of Service. Shall have the meaning as set forth in Section 12.1 of the Agreement.

§ 1.4.6    Submittal. A Submittal is any submission to the Owner for review and approval demonstrating how the Design-Builder proposes to conform to the Design-Build Documents for those portions of the Work for which the Design-Build Documents require Submittals. Submittals include, but are not limited to, shop drawings, product data, and samples. Submittals are not Design-Build Documents unless incorporated into a Modification.

§ 1.4.7    Owner. The Owner is the person or entity identified as such in the Agreement and is referred to throughout the Design-Build Documents as if singular in number. The term “Owner” means the Owner or the Owner’s authorized representative.

§ 1.4.8    Design-Builder. The Design-Builder is the person or entity identified as such in the Agreement and is referred to throughout the Design-Build Documents as if singular in number. The term “Design-Builder” means the Design-Builder or the Design-Builder’s authorized representative.

§ 1.4.9    Consultant. A Consultant is a person or entity providing professional services for the Design-Builder for all or a portion of the Work, and is referred to throughout the Design-Build Documents as if singular in number. To the extent required by the relevant jurisdiction, the Consultant shall be lawfully licensed to provide the required professional services.

§ 1.4.10    Architect. The Architect is a person or entity providing design services for the Design-Builder for all or a portion of the Work, and is lawfully licensed to practice architecture in the applicable jurisdiction. The Architect is referred to throughout the Design-Build Documents as if singular in number.

§ 1.4.11    Contractor. A Contractor is a person or entity performing all or a portion of the construction, required in connection with the Work, for the Design-Builder. The Contractor shall be lawfully licensed, if required in the jurisdiction where the Project is located. The Contractor is referred to throughout the Design-Build Documents as if singular in number and means a Contractor or an authorized representative of the Contractor.

§ 1.4.12    Confidential Information. Confidential Information is information containing confidential or business proprietary information that is clearly marked as “confidential.

§ 1.4.13    Contract Time. Unless otherwise provided, Contract Time is the period of time, including authorized adjustments, as set forth in the Design-Build Amendment for Substantial Completion of the Work.

§ 1.4.14    Day. The term -day” as used in the Design-Build Documents shall mean calendar day unless otherwise specifically defined.

§ 1.4.15    Contract Sum. The Contract Sum is the amount to be paid to the Design-Builder for performance of the Work after execution of the Design-Build Amendment, as identified in Article A.1 of the Design-Build Amendment, and includes the amounts described in Sections 2.1.1 - 2.1.3 below (but less any fees paid under this Agreement or under the Proposal (attached for reference to this Agreement) prior to the execution of this Agreement.

ARTICLE 2    COMPENSATION AND PROGRESS PAYMENTS
§ 2.1    Compensation for Work Performed Prior To Execution of Design-Build Amendment
§ 2.1.1    Unless otherwise agreed, payments for Work performed after execution of this Agreement, but prior to Execution of the Design-Build Amendment shall be made monthly. For the Design-Builder’s performance of Work after execution of this Agreement, but prior to the execution of the Design-Build Amendment, the Owner shall compensate the Design-Builder as follows, with all direct construction costs (~$[* * *]) subject to the same reduction for a retainage fee of [* * *] percent ([* * *]%) and all “professional services” (~$[* * *]) not subject to the retainage:
(Insert amount of, or basis for, compensation, including compensation for any Sustainability Services, or indicate the exhibit in which the information is provided. If there will be a limit on the total amount of compensation for Work performed prior to the execution of the Design-Build Amendment, state the amount of the limit.)

Detailed Design and Construction Administration: [* * *] Dollars and [* * *] Cents ($[* * *]) (represents part of ‘‘professional services” not subject to the [* * *]% retainage).

Construction Management and General Conditions:[* * *] Dollars and [* * *] Cents ($[* * *]) (represents part of “professional services” not subject to the [* * *]% retainage).

In both cases, less any previously performed work invoiced under the start-up contract between the parties in the Proposal.

§ 2.1.2    The hourly billing rates for services of the Design-Builder and the Design-Builder’s Architect, Consultants and Contractors, if any. are set forth below.
(If applicable, attach an exhibit of hourly billing rates or insert them below.)

Bill rates to be per staffing plans and rate sheets as provided within the design and construction proposals

Individual or Position	Rate
N/A

§ 2.1.3    Compensation for Reimbursable Expenses Prior To Execution of Design-Build Amendment
§ 2.1.3.1    Reimbursable Expenses are in addition to compensation set forth in Section 2. I .1 and 2.1.2 and include expenses, directly related to the Project, incurred by the Design-Builder and the Design-Builder’s Architect, Consultants, and Contractors, as follows, unless previously invoiced and paid by Owner in accordance with Proposal prior to the execution of this Agreement or the Design-Build Amendment:

.1    Transportation and authorized out-of-town travel and subsistence;
.2    Dedicated data and communication services, teleconferences, Project web sites, and extranets;
.3    Fees paid for securing approval of authorities having jurisdiction over the Project;
.4    Printing, reproductions. plots, standard form documents;
.5    Postage, handling and delivery:
.6    Expense of overtime work requiring higher than regular rates, if authorized in advance by the Owner;

.7	Renderings, physical models, mock-ups, professional photography, and presentation materials requested by the Owner,

.8	All taxes levied on professional services and on reimbursable expenses; and

.9	Other Project-related expenditures, if authorized in advance by the Owner.

§ 2.1.3.2    For Reimbursable Expenses, the compensation shall be the expenses the Design-Builder and the Design-Builder’s Architect, Consultants and Contractors incurred, plus an administrative fee of Zero percent (0.0%) of the expenses incurred.

§ 2.1.4    Payments to the Design-Builder Prior To Execution of Design-Build Amendment
§ 2.1.4.1    Payments are due and payable within 30 days upon receipt of the Design-Builder’s invoice. Invoices shall be submitted to Owner electronically to: Kindredbio@avidbill.co. Undisputed amounts unpaid after 45 days from receipt of invoice, shall bear interest at the rate entered below.

All the costs and fees paid before execution of this Agreement or Exhibit A is part of the total cost (or the Contract Sum) and all such direct costs under Exhibit A are subject to the retainage percentage (%) as a hold back as part of the final payment, and prior to execution of Exhibit A, any payments made for such direct costs under this Agreement shall be subject to the same retainage of [* * *] percent ([* * *]%).

Insert rate of monthly or annual interest agreed upon.)

[* * *] Percent ([* * *]%) per month until paid

§2.1.4.2    Records of Reimbursable Expenses and services performed on the basis of hourly rates shall be available to the Owner at mutually convenient times for a period of two years following execution of the Design-Build Amendment or termination of this Agreement, whichever occurs first.

§ 2.2    Contract Sum and Payment for Work Performed After Execution of Design-Build Amendment

For the Design-Builder’s performance of the Work after execution of the Design-Build Amendment, the Owner shall pay to the Design-Builder the Contract Sum in current funds as agreed in the Design-Build Amendment.

ARTICLE 3    GENERAL REQUIREMENTS OF THE WORK OF THE DESIGN-BUILD CONTRACT
§ 3.1    General
§ 3.1.1    The Design-Builder shall comply with any applicable licensing requirements in the jurisdiction where the Project is located.

§ 3.1.2    The Design-Builder shall designate in writing a representative who is authorized to act on the Design-Builder’s behalf with respect to the Project.

§ 3.1.3    The Design-Builder shall perform the Work in accordance with the Design-Build Documents. The Design-Builder shall not be relieved of the obligation to perform the Work in accordance with the Design-Build Documents by the activities, tests, inspections or approvals of the Owner.

§ 3.1.3.1    The Design-Builder shall perform the Work in compliance with applicable laws, statutes, ordinances, codes, rules and regulations, or lawful orders of public authorities. If the Design-Builder performs Work contrary to applicable laws, statutes, ordinances, codes, rules and regulations, and lawful orders of public authorities, the Design-Builder shall assume responsibility for such Work and shall bear the costs attributable to correction.

§ 3.1.3.2    Neither the Design-Builder nor any Contractor, Consultant, or Architect shall be obligated to perform any act which they believe will violate any applicable laws, statutes, ordinances, codes, rules and regulations, or lawful orders of public authorities. If the Design-Builder determines that implementation of any instruction received from the Owner, including those in the Owner’s Criteria, would cause a violation of any applicable laws, statutes, ordinances, codes, rules and regulations, or lawful orders of public authorities, the Design-Builder shall notify the Owner in writing. Upon verification by the Owner that a change to the Owner’s Criteria is required to remedy the violation. the Owner and the Design-Builder shall execute a Modification in accordance with Article 6.

§ 3.1.4    The Design-Builder shall be responsible to the Owner for acts and omissions of the Design-Builder’s employees, Architect, Consultants. Contractors, and their agents and employees, and other persons or entities performing portions of the Work.

§ 3.1.5    General Consultation. The Design-Builder shall schedule and conduct periodic meetings with the Owner to review matters such as procedures, progress, coordination, and scheduling of the Work.

§ 3.1.6    When applicable law requires that services be performed by licensed professionals, the Design-Builder shall provide those services through qualified, licensed professionals. The Owner understands and agrees that the services of the Design-Builder’s Architect and the Design-Builder’s other Consultants are performed in the sole interest of, and for the exclusive benefit of, the Design-Builder.

§ 3.1.7    The Design-Builder, with the assistance of the Owner, shall prepare and file documents required to obtain necessary approvals of governmental authorities having jurisdiction over the Project.

§ 3.1.8    Progress Reports

§ 3.1.8.1    The Design-Builder shall keep the Owner informed of the progress and quality of the Work. On a monthly basis, or otherwise as agreed to by the Owner and Design-Builder. the Design-Builder shall submit written progress reports to the Owner, showing estimated percentages of completion and other information identified below:

.1	Work completed for the period;

.2	Project schedule status;

.3	Submittal schedule and status report, including a summary of outstanding Submittals;

.4	Responses to requests for information to be provided by the Owner;

.5	Approved Change Orders and Change Directives:

.6	Pending Change Order and Change Directive status reports;

.7	Tests and inspection reports;

.8	Status report of Work rejected by the Owner;

.9	Status of Claims previously submitted in accordance with Article 14;

.10
Cumulative total of the Cost of the Work to date including the Design-Builder’s compensation and Reimbursable Expenses, if any against a comparison of how such costs and expenses are tracking to the Contract Sum;

.11	Current Project cash-flow and forecast reports; and

.12	Additional information as agreed to by the Owner and Design-Builder.

§ 3.1.8.2    In addition, where the Contract Sum is the Cost of the Work with or without a Guaranteed Maximum Price, the Design-Builder shall include the following additional information in its progress reports:

.1	Design-Builder’s work force report;

.2	Equipment utilization report; and

.3	Cost summary, comparing actual costs to updated cost estimates.

§ 3.1.9    Design-Builder’s Schedules
§ 3.1.9.1    If not previously provided by Design-Builder under the Proposal, the Design-Builder, promptly after execution of this Agreement, shall prepare and submit for the Owner’s information a schedule for the Work. The schedule, including the time required for design and construction, shall not exceed time limits current under the Design-Build Documents, shall be revised at appropriate intervals as required by the conditions of the Work and Project. shall be related to the entire Project to the extent required by the Design-Build Documents, shall provide for expeditious and practicable execution of the Work, and shall include allowances for periods of time required for the Owner’s review and for approval of submissions by authorities having jurisdiction over the Project.

§ 3.1.9.2    The Design-Builder shall perform the Work in general accordance with the most recent schedules submitted to the Owner.

§ 3.1.10    Certifications. The Design-Builder shall obtain from the Architect, Consultants, and Contractors, and furnish to the Owner, certifications with respect to the documents and services provided by the Architect, Consultants, and Contractors (a) that, to the best of their knowledge, information and belief, the documents or services to which the certifications relate (i) are consistent with the Design-Build Documents, except to the extent specifically identified in the certificate, and (ii) comply with applicable laws, statutes, ordinances, codes, rules and regulations, or lawful orders of public authorities governing the design of the Project: and (b) that the Owner and its consultants shall be entitled to rely upon the accuracy of the representations and statements contained in the certifications. The Design-Builder’s Architect, Consultants, and Contractors shall not be required to execute certificates or consents that would require knowledge, services or responsibilities beyond the scope of their services.

§ 3.1.11    Design-Builder’s Submittals
§ 3.1.11.1    Prior to submission of any Submittals, the Design-Builder shall prepare a Submittal schedule, and shall submit the schedule for the Owner’s approval. The Owner’s approval shall not unreasonably be delayed or withheld.
The Submittal schedule shall (1) be coordinated with the Design-Builder’s schedule provided in Section 3.1.9.1, (2) allow the Owner reasonable time to review Submittals, and (3) be periodically updated to reflect the progress of the Work. If the Design-Builder fails to submit a Submittal schedule. the Design-Builder shall not be entitled to any increase in Contract Sum or extension of Contract Time based on the time required for review of Submittals.

§ 3.1.11.2    By providing Submittals the Design-Builder represents to the Owner that it has (1) reviewed and approved them, (2) determined and verified materials, field measurements and field construction criteria related thereto, or will do so and (3) checked and coordinated the information contained within such Submittals with the requirements of the Work and of the Design-Build Documents.

§ 3.1.11.3    The Design-Builder shall perform no portion of the Work for which the Design-Build Documents require Submittals until the Owner has approved the respective Submittal.

§ 3.1.11.4    The Work shall be in accordance with approved Submittals except that the Design-Builder shall not be relieved of its responsibility to perform the Work consistent with the requirements of the Design-Build Documents. The Work may deviate from the Design-Build Documents only if the Design-Builder has notified the Owner in writing of a deviation from the Design-Build Documents at the time of the Submittal and a Modification is executed authorizing the identified deviation. The Design-Builder shall not be relieved of responsibility for errors or omissions in Submittals by the Owner’s approval of the Submittals.

§ 3.1.11.5    All professional design services or certifications to be provided by the Design-Builder, including all drawings, calculations, specifications, certifications, shop drawings and other Submittals, shall contain the signature and seal of the licensed design professional preparing them. Submittals related to the Work designed or certified by the licensed design professionals, if prepared by others. shall bear the licensed design professional’s written approval. The Owner and its consultants shall be entitled to rely upon the adequacy, accuracy and completeness of the services, certifications or approvals performed by such design professionals.

§ 3.1.12    Warranty. The Design-Builder warrants to the Owner that materials and equipment furnished under the Contract will be of good quality and new. The Design-Builder further warrants that the Work will conform to the requirements of the Design-Build Documents and will be free from defects. Work, materials, or equipment not conforming to these requirements may be considered defective. The Design-Builder’s warranty excludes remedy for damage or defect caused by abuse, alterations to the Work not executed by the Design-Builder, improper or insufficient maintenance, improper operation, or normal wear and tear and normal usage. The Design-Builder shall furnish satisfactory evidence as to the kind and quality of materials and equipment.

§ 3.1.13    Royalties, Patents and Copyrights
§ 3.1.13.1    Not used.

§ 3.1.13.2    Not used.

§ 3.1.14    Indemnification
§ 3.1.14.1    to the fullest extent permitted by law, the Design-Builder shall indemnify and hold harmless the Owner, including the Owner’s agents and employees, from and against claims, damages, losses and expenses, including but not limited to attorneys’ fees, arising out of or resulting from performance of the Work, but only to the extent caused by the negligent acts or omissions of the Design-Builder, Architect, a Consultant, a Contractor, or anyone directly or indirectly employed by them or anyone for whose acts they may be liable. Such obligation shall not be construed to negate, abridge, or reduce other rights or obligations of indemnity that would otherwise exist as to a party or person described in this Section 3.1.14.

§ 3.1.14.2    The indemnification obligation under this Section 3.1.14 shall not be limited by a limitation on amount or type of damages, compensation, or benefits payable by or for Design-Builder, Architect, a Consultant, a Contractor, or anyone directly or indirectly employed by them, under workers’ compensation acts, disability benefit acts or other employee benefit acts.

§ 3.1.15    Contingent Assignment of Agreements
§ 3.1.15.1    Each agreement for a portion of the Work is assigned by the Design-Builder to the Owner, provided that

.1
assignment is effective only after termination of the Contract by the Owner for cause, pursuant to Sections 13.1.4 or 13.2.2, and only for those agreements that the Owner accepts by written notification to the Design-Builder and the Architect, Consultants, and Contractors whose agreements are accepted for assignment; and

.2	assignment is subject to the prior rights of the surety, if any, obligated under bond relating to the Contract.

When the Owner accepts the assignment of an agreement, the Owner assumes the Design-Builder’s rights and obligations under the agreement.

§ 3.1.15.2    Upon such assignment, if the Work has been suspended for more than 30 days, the compensation under the assigned agreement shall be equitably adjusted for increases in cost resulting from the suspension.

§ 3.1.15.3    Upon such assignment to the Owner under this Section 3.1.15, the Owner may further assign the agreement to a successor design-builder or other entity. . If the Owner assigns the agreement to a successor Design-Builder or other entity, the Owner shall nevertheless remain legally responsible for all of the successor Design-Builder’s or other entity’s obligations under the agreement.

§ 3.1.16    Design-Builder’s Insurance and Bonds. The Design-Builder shall purchase and maintain insurance and provide bonds as set forth in the Insurance and Bonds exhibit, attached hereto as Exhibit B.

ARTICLE 4    WORK PRIOR TO EXECUTION OF THE DESIGN-BUILD AMENDMENT
§ 4.1    General
§ 4.1.1    Any information submitted by the Design-Builder, and any interim decisions made by the Owner, shall be for the purpose of facilitating the design process and shall not modify the Owner’s Criteria unless the Owner and Design-Builder execute a Modification.

§ 4.1.2    The Design-Builder shall advise the Owner on proposed site use and improvements, selection of materials, and building systems and equipment. The Design-Builder shall also provide the Owner with recommendations, consistent with the Owner’s Criteria, on constructability; availability of materials and labor; time requirements for procurement, installation and construction; and factors related to construction cost including, but not limited to. costs of alternative designs or materials, preliminary budgets, life-cycle data, and possible cost reductions.

§ 4.1.3
The Design-Builder will plan on execution of the project in phases, generally following the project milestone schedule. The Design-Builder will issue early design packages, prior to execution of Exhibit A, to expedite the progression of the project schedule, allowing work to begin prior to final Issue for Construction (IFC) drawing sets. These packages may include: demolition, underground utilities, and general arrangement plans, specifically wall framing, to allow work to proceed as early as possible. with all such plans in this Section 4.1.3 included as part of the Construction Documents as defined in Section 5.1.

§ 4.1.4    The Design-Builder, upon receiving early design packages, will work to secure competitive fair pricing from subcontractors, compile bid tabulations for each scope of work, and present to Owner, Letters of Recommendation for approval. Upon approval from the Owner to commit cost against the project funding, the Design-Builder will then commit those subcontract scopes of work and commence Work in the field. The Design-Builder will not commit to or execute Work prior to receiving approval from Owner.

§ 4.2    Evaluation of the Owner’s Criteria
§ 4.2.1    If not previously completed under the Proposal, or if initiated under the Proposal, but continuing under this Agreement, the Design-Builder shall schedule and conduct meetings with the Owner and any other necessary individuals or entities to discuss and review the Owner’s Criteria as set forth in Section 1.1. The Design-Builder shall thereafter again meet with the Owner to discuss a preliminary evaluation of the Owner’s Criteria. The preliminary evaluation shall address possible alternative approaches to design and construction of the Project and include the Design-Builder’s recommendations, if any, with regard to accelerated or fast-track scheduling, procurement, or phased construction. The preliminary evaluation shall consider cost information, constructability, and procurement and construction scheduling issues.

§ 4.2.2    After the Design-Builder meets with the Owner and presents the preliminary evaluation, the Design-Builder shall provide a written report to the Owner, summarizing the Design-Builder’s evaluation of the Owner’s Criteria. The report shall also include

.1	allocations of program functions, detailing each function and their square foot areas;

.2	a preliminary’ estimate of the Cost of the Work, and, if necessary, recommendations to adjust the Owner’s Criteria to conform to the Owner’s budget;

.3
a preliminary schedule, which shall include proposed design milestones; dates for receiving additional information from, or for work to be completed by, the Owner; anticipated date for the Design-Builder’s Proposal; and dates of periodic design review sessions with the Owner; and

.4	the following: (List additional information, if any, to be included in the Design-Builder’s written report.)

§ 4.2.3    The Owner shall review the Design-Builder’s written report and, if acceptable, provide the Design-Builder with written consent to proceed to the development of the Preliminary Design as described in Section 4.3. The consent to proceed shall not be understood to modify the Owner’s Criteria unless the Owner and Design-Builder execute a Modification.

§ 4.3    Preliminary Design
§ 4.3.1    If not previously completed under the Proposal, or if initiated under the Proposal and continuing under this Agreement, upon the Owner’s issuance of a written consent to proceed under Section 4.2.3. the Design-Builder shall prepare and submit a Preliminary Design to the Owner. The Preliminary Design shall include a report identifying any deviations from the Owner’s Criteria, and shall include the following:

.1	Confirmation of the allocations of program functions;

.2	Site plan;

.3	Building plans, sections and elevations;

.4	Structural system;

.5	Selections of major building systems, including but not limited to mechanical, electrical and plumbing systems; and

.6	Outline specifications or sufficient drawing notes describing construction materials.

The Preliminary Design may include some combination of physical study models, perspective sketches, or digital modeling.

§ 4.3.2    The Owner shall review the Preliminary Design and. if acceptable, provide the Design-Builder with written consent to proceed to development of the Design-Builder’s Proposal. The Preliminary Design shall not modify the Owner’s Criteria unless the Owner and Design-Builder execute a Modification.

§ 4.4    Design-Builder’s Proposal
§ 4.4.1    If not previously completed under the Proposal, or if initiated under the Proposal and continuing under this Agreement, upon the Owner’s issuance of a written consent to proceed under Section 4.3.2, the Design-Builder shall prepare and submit the Design-Builder’s Proposal to the Owner. The Design-Builder’s Proposal shall include the following:

.1
A list of the Preliminary’ Design documents and other information, including the Design-Builder’s clarifications, assumptions and deviations from the Owner’s Criteria, upon which the Design-Builder’s Proposal is based;

.2
The proposed Contract Sum, including the compensation method and, if based upon the Cost of the Work plus a fee, a written statement of estimated cost organized by trade categories, allowances, contingencies, Design-Builder’s Fee, and other items that comprise the Contract Sum;

.3	The proposed date the Design-Builder shall achieve Substantial Completion;

.4	An enumeration of any qualifications and exclusions, if applicable;

.5	A list of the Design-Builder’s key personnel. Contractors and suppliers; and

.6	The date on which the Design-Builder’s Proposal expires.

§ 4.4.2    Submission of the Design-Builder’s Proposal shall constitute a representation by the Design-Builder that it has visited the site and become familiar with local conditions under which the Work is to be completed.

§ 4.4.3    If the Owner and Design-Builder agree on a proposal, the Owner and Design-Builder shall execute the Design-Build Amendment setting forth the terms of their agreement.

ARTICLE 5    WORK FOLLOWING EXECUTION OF THE DESIGN-BUILD AMENDMENT

§ 5.1    Construction Documents
§ 5.1.1    Upon the execution of the Design-Build Amendment, the Design-Builder shall prepare Construction Documents consisting of full architectural drawings including the master plan buildout, full demo drawings, full electrical drawings, mechanical P&ID drawings, full underground plumbing drawings, plumbing riser diagrams, special systems P&ID’s, controls points list and full project specifications. Upon completion of the project the Design-Builder shall provide full as built architectural, mechanical, electrical and plumbing drawings, O&M manuals, test and balance reports, high purity weld data and other documents required for validation of the facility. The Construction Documents shall establish the quality levels of materials and systems required. The Construction Documents shall be consistent with the Design-Build Documents.

§ 5.1.2    The Design-Builder shall provide the Construction Documents to the Owner for the Owner’s information. If the Owner discovers any deviations between the Construction Documents and the Design-Build Documents, the Owner shall promptly notify the Design-Builder of such deviations in writing. The Construction Documents shall not modify the Design-Build Documents unless the Owner and Design-Builder execute a Modification. The failure of the Owner to discover any such deviations shall not relieve the Design-Builder of the obligation to perform the Work in accordance with the Design-Build Documents.

§ 5.2    Construction
§ 5.2.1    Commencement. Except as permitted in Section 5.2.2, construction shall not commence prior to execution of the Design-Build Amendment.

§ 5.2.2    Owner and Design-Builder agree that upon execution of this Agreement, construction may proceed prior to the execution of the Design-Build Amendment with the Design-Builder and its Architect, Consultants, and Contractors executing design assist tasks to develop Construction Documents, area demolition, underground plumbing and relocation of critical equipment and devices, or as otherwise permitted by written consent of Owner. However, such authorization shall not waive the Owner’s right to reject the Design-Builder’s Proposal.

§ 5.2.3    The Design-Builder shall supervise and direct the Work, using the Design-Builder’s best skill and attention. The Design-Builder shall be solely responsible for, and have control over, construction means, methods, techniques, sequences and procedures, and for coordinating all portions of the Work under the Contract. unless the Design-Build Documents give other specific instructions concerning these matters.

§ 5.2.4    The Design-Builder shall be responsible for inspection of portions of Work already performed to determine that such portions are in proper condition to receive subsequent Work.

§ 5.3    Labor and Materials
§ 5.3.1    Unless otherwise provided in the Design-Build Documents, the Design-Builder shall provide and pay for labor, materials, equipment, tools, construction equipment and machinery, water, heat, utilities, transportation, and other facilities and services, necessary for proper execution and completion of the Work, whether temporary or permanent, and whether or not incorporated or to be incorporated in the Work.

§ 5.3.2    When a material or system is specified in the Design-Build Documents, the Design-Builder may make substitutions only in accordance with Article 6.

§ 5.3.3    The Design-Builder shall enforce strict discipline and good order among the Design-Builder’s employees and other persons carrying out the Work. The Design-Builder shall not permit employment of unfit persons or persons not properly skilled in tasks assigned to them.

§ 5.4    Taxes
The Design-Builder shall pay sales, consumer, use and similar taxes, for the Work provided by the Design-Builder, that are legally enacted when the Design-Build Amendment is executed, whether or not yet effective or merely scheduled to go into effect.

§ 5.5    Permits, Fees, Notices and Compliance with Laws

§ 5.5.1    Unless otherwise provided in the Design-Build Documents, the Design-Builder shall secure and pay for the building permit as well as any other permits, fees, licenses, and inspections by government agencies, necessary for proper execution of the Work and Substantial Completion of the Project.

§ 5.5.2    The Design-Builder shall comply with and give notices required by applicable laws, statutes, ordinances, codes, rules and regulations, and lawful orders of public authorities, applicable to performance of the Work.

§ 5.5.3    Concealed or Unknown Conditions. I f the Design-Builder encounters conditions at the site that are (1) subsurface or otherwise concealed physical conditions that differ materially from those indicated in the Design-Build Documents or (2) unknown physical conditions of an unusual nature that differ materially from those ordinarily found to exist and generally recognized as inherent in construction activities of the character provided for in the Design-Build Documents, the Design-Builder shall promptly provide notice to the Owner before conditions are disturbed and in no event later than 21 days after first observance of the conditions. The Owner shall promptly investigate such conditions and, if the Owner determines that they differ materially and cause an increase or decrease in the Design-Builder’s cost of, or time required for, performance of any part of the Work, shall recommend an equitable adjustment in the Contract Sum or Contract Time, or both. If the Owner determines that the conditions at the site are not materially different from those indicated in the Design-Build Documents and that no change in the terms of the Contract is justified, the Owner shall promptly notify the Design-Builder in writing, stating the reasons. If the Design-Builder disputes the Owner’s determination or recommendation, the Design-Builder may proceed as provided in Article 14.

§ 5.5.4    If, in the course of the Work, the Design-Builder encounters human remains, or recognizes the existence of burial markers, archaeological sites. or wetlands, not indicated in the Design-Build Documents, the Design-Builder shall immediately suspend any operations that would affect them and shall notify the Owner. Upon receipt of such notice, the Owner shall promptly take any action necessary to obtain governmental authorization required to resume the operations. The Design-Builder shall continue to suspend such operations until otherwise instructed by the Owner but shall continue with all other operations that do not affect those remains or features. Requests for adjustments in the Contract Sum and Contract Time arising from the existence of such remains or features may be made as provided in Article 14.

§ 5.6    Allowances
§ 5.6.1    The Design-Builder shall include in the Contract Sum all allowances stated in the Design-Build Documents. Items covered by allowances shall be supplied for such amounts, and by such persons or entities as the Owner may direct, but the Design-Builder shall not be required to employ persons or entities to whom the Design-Builder has reasonable objection.

§ 5.6.2    Unless otherwise provided in the Design-Build Documents,

.1	allowances shall cover the cost to the Design-Builder of materials and equipment delivered at the site and all required taxes, less applicable trade discounts;

.2
the Design-Builder’s costs for unloading and handling at the site, labor, installation costs, overhead, profit, and other expenses contemplated for stated allowance amounts, shall be included in the Contract Sum but not in the allowances; and

.3
whenever costs are more than or less than allowances, the Contract Sum shall be adjusted accordingly by Change Order. The amount of the Change Order shall reflect (I) the difference between actual costs and the allowances under Section 5.6.2.1 and (2) changes in Design-Builder’s costs under Section 5.6.2.2.

§ 5.6.3    The Owner shall make selections of materials and equipment with reasonable promptness for allowances requiring Owner selection.

§ 5.7    Key Personnel, Contractors and Suppliers
§ 5.7.1    The Design-Builder shall not employ personnel, or contract with Contractors or suppliers to whom the Owner has made reasonable and timely objection. The Design-Builder shall not be required to contract with anyone to whom the Design-Builder has made reasonable and timely objection.

§ 5.7.2    If the Design-Builder changes any of the personnel, Contractors or suppliers identified in the Design-Build Amendment, the Design-Builder shall notify the Owner and provide the name and qualifications of the new personnel, Contractor or supplier. The Owner may reply within 14 days to the Design-Builder in writing, stating (1) whether the Owner has reasonable objection to the proposed personnel, Contractor or supplier or (2) that the Owner requires additional time to review. Failure of the Owner to reply within the 14-day period shall constitute notice of no reasonable objection.

§ 5.7.3    Except for those persons or entities already identified or required in the Design-Build Amendment, the Design-Builder, as soon as practicable after execution of the Design-Build Amendment, shall furnish in writing to the Owner the names of persons or entities (including those who are to furnish materials or equipment fabricated to a special design) proposed for each principal portion of the Work. The Owner may reply within 14 days to the Design-Builder in writing stating (1) whether the Owner has reasonable objection to any such proposed person or entity or (2) that the Owner requires additional time for review. Failure of the Owner to reply within the 14-day period shall constitute notice of no reasonable objection.

§ 5.7.3.1    If the Owner has reasonable objection to a person or entity proposed by the Design-Builder, the Design-Builder shall propose another to whom the Owner has no reasonable objection. If the rejected person or entity was reasonably capable of performing the Work, the Contract Sum and Contract Time shall be increased or decreased by the difference, if any, occasioned by such change, and an appropriate Change Order shall be issued before commencement of the substitute person or entity’s Work. However, no increase in the Contract Sum or Contract Time shall be allowed for such change unless the Design-Builder has acted promptly and responsively in submitting names as required.

§ 5.8    Documents and Submittals at the Site
The Design-Builder shall maintain at the site for the Owner one copy of the Design-Build Documents and a current set of the Construction Documents, in good order and marked currently to indicate field changes and selections made during construction, and one copy of approved Submittals. The Design-Builder shall deliver these items to the Owner in accordance with Section 9.10.2 as a record of the Work as constructed.

§ 5.9    Use of Site
The Design-Builder shall confine operations at the site to areas permitted by applicable laws, statutes, ordinances, codes, rules and regulations, lawful orders of public authorities, and the Design-Build Documents, and shall not unreasonably encumber the site with materials or equipment.

§ 5.10    Cutting and Patching
The Design-Builder shall not cut, patch or otherwise alter fully or partially completed construction by the Owner or a separate contractor except with written consent of the Owner and of such separate contractor; such consent shall not be unreasonably withheld. The Design-Builder shall not unreasonably withhold from the Owner or a separate contractor the Design-Builder’s consent to cutting or otherwise altering the Work.

§ 5.11    Cleaning Up
§ 5.11.1    The Design-Builder shall keep the premises and surrounding area free from accumulation of waste materials or rubbish caused by operations under the Contract. At completion of the Work, the Design-Builder shall remove waste materials, rubbish, the Design-Builder’s tools, construction equipment, machinery and surplus materials from and about the Project.

§ 5.11.2    lf the Design-Builder fails to clean up as provided in the Design-Build Documents, the Owner may do so and Owner shall be entitled to reimbursement from the Design-Builder.

§ 5.12    Access to Work
The Design-Builder shall provide the Owner and its separate contractors and consultants access to the Work in preparation and progress wherever located. The Design-Builder shall notify the Owner regarding Project safety criteria and programs, which the Owner, and its contractors and consultants, shall comply with while at the site.

§ 5.13    Construction by Owner or by Separate Contractors
§ 5.13.1    Owner’s Right to Perform Construction and to Award Separate Contracts
§ 5.13.1.1    The Owner reserves the right to perform construction or operations related to the Project with the Owner’s own forces; and to award separate contracts in connection with other portions of the Project. or other construction or operations on the site, under terms and conditions identical or substantially similar to this Contract, including those terms and conditions related to insurance and waiver of subrogation. The Owner shall notify the Design-Builder promptly after execution of any separate contract. If the Design-Builder claims that delay or additional cost is involved because of such action by the Owner, the Design-Builder shall make a Claim as provided in Article 14.

§ 5.13.1.2    When separate contracts are awarded for different portions of the Project or other construction or operations on the site, the term “Design-Builder” in the Design-Build Documents in each case shall mean the individual or entity that executes each separate agreement with the Owner.

§ 5.13.1.3    The Owner shall provide for coordination of the activities of the Owner’s own forces, and of each separate contractor, with the Work of the Design-Builder, who shall cooperate with them. The Design-Builder shall participate with other separate contractors and the Owner in reviewing their construction schedules. The Design-Builder shall make any revisions to the construction schedule deemed necessary after a joint review and mutual agreement. The construction schedules shall then constitute the schedules to be used by the Design-Builder, separate contractors and the Owner until subsequently revised.

§ 5.13.1.4    Unless otherwise provided in the Design-Build Documents, when the Owner performs construction or operations related to the Project with the Owner’s own forces or separate contractors, the Owner shall be deemed to be subject to the same obligations, and to have the same rights, that apply to the Design-Builder under the Contract.

§ 5.14    Mutual Responsibility
§ 5.14.1    The Design-Builder shall afford the Owner and separate contractors reasonable opportunity for introduction and storage of their materials and equipment and performance of their activities, and shall connect and coordinate the Design-Builder’s construction and operations with theirs as required by the Design-Build Documents.

§ 5.14.2    If part of the Design-Builder’s Work depends upon construction or operations by the Owner or a separate contractor, the Design-Builder shall, prior to proceeding with that portion of the Work, prepare a written report to the Owner, identifying apparent discrepancies or defects in the construction or operations by the Owner or separate contractor that would render it unsuitable for proper execution and results of the Design-Builder’s Work. Failure of the Design-Builder to report shall constitute an acknowledgment that the Owner’s or separate contractor’s completed or partially completed construction is fit and proper to receive the Design-Builder’s Work, except as to defects not then reasonably discoverable.

§ 5.14.3    The Design-Builder shall reimburse the Owner for costs the Owner incurs that are payable to a separate contractor because of the Design-Builder’s delays, improperly timed activities or defective construction. The Owner shall be responsible to the Design-Builder for costs the Design-Builder incurs because of a separate contractor’s delays, improperly timed activities, damage to the Work or defective construction.

§ 5.14.4    The Design-Builder shall promptly remedy damage the Design-Builder wrongfully causes to completed or partially completed construction or to property of the Owner or separate contractors as provided in Section 10.2.5.

§ 5.14.5    The Owner and each separate contractor shall have the same responsibilities for cutting and patching the Work as the Design-Builder has with respect to the construction of the Owner or separate contractors in Section 5.10.

§ 5.15    Owner’s Right to Clean Up

If a dispute arises among the Design-Builder, separate contractors and the Owner as to the responsibility under their respective contracts for maintaining the premises and surrounding area free from waste materials and rubbish, the Owner may clean up and will allocate the cost among those responsible.

ARTICLE 6    CHANGES IN THE WORK
§ 6.1    General
§ 6.1.1    Changes in the Work may be accomplished after execution of the Contract, and without invalidating the Contract, by Change Order or Change Directive, subject to the limitations stated in this Article 6 and elsewhere in the Design-Build Documents.

§ 6.1.2    A Change Order shall be based upon agreement between the Owner and Design-Builder. The Owner may issue a Change Directive without agreement by the Design-Builder.

§ 6.1.3    Changes in the Work shall be performed under applicable provisions of the Design-Build Documents, and the Design-Builder shall proceed promptly, unless otherwise provided in the Change Order or Change Directive.

§ 6.2    Change Orders
A Change Order shall be defined as a written instrument signed by the Owner and Design-Builder stating their agreement upon all of the following:

.1	The change in the Work;

.2	The amount of the adjustment, if any, in the Contract Sum or, if prior to execution of the Design-Build Amendment, the adjustment in the Design-Builder’s compensation; and

.3	The extent of the adjustment, if any, in the Contract Time.

§ 6.3    Change Directives
§ 6.3.1    A Change Directive shall be defined as a written order signed by the Owner directing a change in the Work prior to agreement on adjustment, if any, in the Contract Sum or. if prior to execution of the Design-Build Amendment, the adjustment in the Design-Builder’s compensation, or Contract Time. The Owner may by Change Directive, without invalidating the Contract, order changes in the Work within the general scope of the Contract consisting of additions, deletions or other revisions, the Contract Sum or, if prior to execution of the Design-Build Amendment, the adjustment in the Design-Builder’s compensation, and Contract Time being adjusted accordingly.

§ 6.3.2    A Change Directive shall be used in the absence of total agreement on the terms of a Change Order.

§ 6.3.3    If the Change Directive provides for an adjustment to the Contract Sum or, if prior to execution of the Design-Build Amendment, an adjustment in the Design-Builder’s compensation, the adjustment shall be based on one of the following methods:

.1	Mutual acceptance of a lump sum properly itemized and supported by sufficient substantiating data to permit evaluation;

.2	Unit prices stated in the Design-Build Documents or subsequently agreed upon;

.3	Cost to be determined in a manner agreed upon by the parties and a mutually acceptable fixed or percentage fee; or

.4	As provided in Section 6.3.7.

§ 6.3.4    If unit prices are stated in the Design-Build Documents or subsequently agreed upon, and if quantities originally contemplated are materially changed in a proposed Change Order or Change Directive so that application of such unit prices to quantities of Work proposed will cause substantial inequity to the Owner or Design-Builder, the applicable unit prices shall be equitably adjusted.

§ 6.3.5    Upon receipt of a Change Directive, the Design-Builder shall promptly proceed with the change in the Work involved and advise the Owner of the Design-Builder’s agreement or disagreement with the method, if any, provided in the Change Directive for determine the proposed adjustment in the Contract Sum or, if prior to execution of the Design-Build Amendment, the adjustment in the Design-Builder’s compensation, or Contract Time.

§ 6.3.6    A Change Directive signed by the Design-Builder indicates the Design-Builder’s agreement therewith, including adjustment in Contract Sum or, if prior to execution of the Design-Build Amendment, the adjustment in the Design-Builder’s compensation. and Contract Time or the method for determining them. Such agreement shall be effective immediately and shall be recorded as a Change Order.

§ 6.3.7    If the Design-Builder does not respond promptly or disagrees with the method for adjustment in the Contract Sum or, if prior to execution of the Design-Build Amendment, the method for adjustment in the Design-Builder’s compensation, the Owner shall determine the method and the adjustment on the basis of reasonable expenditures and savings of those performing the Work attributable to the change, including, in case of an increase, an amount for overhead and profit as set forth in the Agreement, or if no such amount is set forth in the Agreement, a reasonable amount. In such case, and also under Section 6.3.3.3. the Design-Builder shall keep and present, in such form as the Owner may prescribe, an itemized accounting together with appropriate supporting, data. Unless otherwise provided in the Design-Build Documents, costs for the purposes of this Section 6.3.7 shall be limited to the following:

.1	Additional costs of professional services;

.2	Costs of labor, including social security, unemployment insurance, fringe benefits required by agreement or custom, and workers’ compensation insurance;

.3	Costs of materials, supplies and equipment, including cost of transportation, whether incorporated or consumed;

.4	Rental costs of machinery and equipment, exclusive of hand tools, whether rented from the Design-Builder or others;

.5	Costs of premiums for all bonds and insurance, permit fees, and sales, use or similar taxes related to the Work; and

.6	Additional costs of supervision and field office personnel directly attributable to the change.

§ 6.3.8    The amount of credit to be allowed by the Design-Builder to the Owner for a deletion or change that results in a net decrease in the Contract Sum or, if prior to execution of the Design-Build Amendment, in the Design-Builder’s compensation, shall be actual net cost. When both additions and credits covering related Work or substitutions are involved in a change, the allowance for overhead and profit shall be figured on the basis of net increase, if any, with respect to that change.

§ 6.3.9    Pending final determination of the total cost of a Change Directive to the Owner, the Design-Builder may request payment for Work completed under the Change Directive in Applications for Payment. The Owner will make an interim determination for purposes of certification for payment for those costs deemed to be reasonably justified. The Owner’s interim determination of cost shall adjust the Contract Sum or, if prior to execution of the Design-Build Amendment. the Design-Builder’s compensation, on the same basis as a Change Order, subject to the right of Design-Builder to disagree and assert a Claim in accordance with Article 14.

§ 6.3.10    When the Owner and Design-Builder agree with a determination concerning the adjustments in the Contract Sum or, if prior to execution of the Design-Build Amendment, the adjustment in the Design-Builder’s compensation and Contract Time, or otherwise reach agreement upon the adjustments, such agreement shall be effective immediately and the Owner and Design-Builder shall execute a Change Order. Change Orders may be issued for all or any part of a Change Directive.

ARTICLE 7    OWNER’S RESPONSIBILITIES
§ 7.1    General
§ 7.1.1    The Owner shall designate in writing a representative who shall have express authority to bind the Owner with respect to all Project matters requiring the Owner’s approval or authorization. Owner provides that Denise Bevers (or her named designee) shall have authorization to approve matters related to the Project.

§ 7.1.2    The Owner shall render decisions in a timely manner and in accordance with the Design-Builder’s schedule agreed to by the Owner. The Owner shall furnish to the Design-Builder, within 15 days after receipt of a written request, information necessary and relevant for the Design-Builder to evaluate, give notice of or enforce mechanic’s lien rights. Such information shall include a correct statement of the record legal title to the property on which the Project is located. usually referred to as the site, and the Owner’s interest therein.

§ 7.2    Information and Services Required of the Owner
§ 7.2.1    The Owner shall furnish information or services required of the Owner by the Design-Build Documents with reasonable promptness.

§ 7.2.2    Prior to the Effective Date of this Agreement, the Owner provided a phase 1 and phase 2 environmental risk assessment report, to the extent under the Owner’s control and if not required by the Design-Build Documents to be provided by the Design-Builder, the results and reports of prior tests, inspections or investigations conducted for the Project involving certain structural or mechanical systems; chemical, air and water pollution; hazardous materials; or environmental and subsurface conditions and information regarding the presence of pollutants at the Project site. Upon receipt of a written request from the Design-Builder, the Owner shall also provide surveys describing physical characteristics, legal limitations and utility locations for the site of the Project, and a legal description of the site under the Owner’s control.

§ 7.2.3    Not used.

§ 7.2.4    The Owner shall cooperate with the Design-Builder in securing building and other permits, licenses and inspections.

§ 7.2.5    The services, information, surveys and reports required to be provided by the Owner under this Agreement, shall be furnished at the Owner’s expense In no event shall the Design-Builder be relieved of its responsibility to exercise proper precautions relating to the safe performance of the Work.

§ 7.2.6    If the Owner observes or otherwise becomes aware of a fault or defect in the Work or non-conformity with the Design-Build Documents. the Owner shall give prompt written notice thereof to the Design-Builder.

§ 7.2.7    Not used.

§ 7.2.8    Except as otherwise provided in the Design-Build Documents or when direct communications have been specially authorized, the Owner shall communicate through the Design-Builder with persons or entities employed or retained by the Design-Builder.

§ 7.2.9    Unless required by the Design-Build Documents to be provided by the Design-Builder. the Owner prior to the Effective Date of this Agreement - provided a copy of a phase 1 and phase 2 environmental risk assessment previously performed at the site (the same report provided in Section 7.2.7), of subsurface, air and water conditions . Such services may include, but are not limited to, test borings, test pits, determinations of soil bearing values, percolation tests, evaluations of hazardous materials, ground corrosion and resistivity tests, and necessary operations for anticipating subsoil conditions. The services of geotechnical engineer(s) or other consultants may include preparation and submission of all appropriate reports and professional recommendations.

§ 7.2.10    The Owner shall purchase and maintain insurance as set forth in Exhibit B.

§ 7.3    Submittals
§ 7.3.1    The Owner shall review and approve or take other appropriate action on Submittals. Review of Submittals is not conducted for the purpose of determining the accuracy and completeness of other details, such as dimensions and quantities; or for substantiating instructions for installation or performance of equipment or systems; or for determining that the Submittals are in conformance with the Design-Build Documents, all of which remain the responsibility of the Design-Builder as required by the Design-Build Documents. The Owner’s action will be taken in accordance with the submittal schedule approved by the Owner or, in the absence of an approved submittal schedule, with reasonable promptness while allowing sufficient time in the Owner’s judgment to permit adequate review. The Owner’s review of Submittals shall not relieve the Design-Builder of the obligations under Sections 3.1.11, 3.1.12, and 5.2.3. The Owner’s review shall not constitute approval of safety precautions or, unless otherwise specifically stated by the Owner, of any construction means, methods, techniques, sequences or procedures. The Owner’s approval of a specific item shall not indicate approval of an assembly of which the item is a component.

§ 7.3.2    Upon review of the Submittals required by the Design-Build Documents, the Owner shall notify the Design-Builder of any non-conformance with the Design-Build Documents the Owner discovers.

§ 7.4    Visits to the site by the Owner shall not be construed to create an obligation on the part of the Owner to make on-site inspections to check the quality or quantity of the Work. The Owner shall neither have control over or charge of, nor be responsible for, the construction means, methods, techniques, sequences or procedures, or for the safety precautions and programs in connection with the Work, because these are solely the Design-Builder’s rights and responsibilities under the Design-Build Documents.

§ 7.5    The Owner shall not be responsible for the Design-Builder’s failure to perform the Work in accordance with the requirements of the Design-Build Documents. The Owner shall not have control over or charge of. and will not be responsible for acts or omissions of the Design-Builder, Architect, Consultants, Contractors, or their agents or employees, or any other persons or entities performing portions of the Work for the Design-Builder.

§ 7.6    The Owner has the authority to reject Work that does not conform to the Design-Build Documents. The Owner shall have authority to require inspection or testing of the Work in accordance with Section 15.5.2, whether or not such Work is fabricated, installed or completed. However, neither this authority of the Owner nor a decision made in good faith either to exercise or not to exercise such authority shall give rise to a duty or responsibility of the Owner to the Design-Builder, the Architect, Consultants, Contractors, material and equipment suppliers, their agents or employees, or other persons or entities performing portions of the Work.

§ 7.7    The Owner shall determine the date or dates of Substantial Completion in accordance with Section 9.8 and the date of final completion in accordance with Section 9.10.

§ 7.8    Owner’s Right to Stop Work
If the Design-Builder fails to correct Work which is not in accordance with the requirements of the Design-Build Documents as required by Section 11.2 or persistently fails to carry out Work in accordance with the Design-Build Documents, the Owner may issue a written order to the Design-Builder to stop the Work, or any portion thereof, until the cause for such order has been eliminated; however, the right of the Owner to stop the Work shall not give rise to a duty on the part of the Owner to exercise this right for the benefit of the Design-Builder or any other person or entity, except to the extent required by Section 5.13.1.3.

§ 7.9    Owner’s Right to Carry Out the Work
If the Design-Builder defaults or neglects to carry out the Work in accordance with the Design-Build Documents and fails within a five-day period after receipt of written notice from the Owner to commence and continue correction of such default or neglect with diligence and promptness, the Owner may. without prejudice to other remedies the Owner may have, correct such deficiencies. ln such case, an appropriate Change Order shall be issued deducting from payments then or thereafter due the Design-Builder the reasonable cost of correcting such deficiencies. If payments then or thereafter due the Design-Builder are not sufficient to cover such amounts, the Design-Builder shall pay the difference to the Owner.

ARTICLE 8    TIME
§ 8.1    Progress and Completion
§ 8.1.1    Time limits stated in the Design-Build Documents are of the essence of the Contract. By executing the Design-Build Amendment the Design-Builder confirms that the Contract Time is a reasonable period for performing the Work.

§ 8.1.2    The Design-Builder shall not, except by agreement of the Owner in writing, commence the Work prior to the effective date of insurance, other than property insurance, required by this Contract. The Contract Time shall not be adjusted as a result of the Design-Builder’s failure to obtain insurance required under this Contract.

§ 8.1.3    The Design-Builder shall proceed expeditiously with adequate forces and shall achieve Substantial Completion within the Contract Time.

§ 8.2    Delays and Extensions of Time
§ 8.2.1    If the Design-Builder is delayed at any time in the commencement or progress of the Work by an act or neglect of the Owner or of a consultant or separate contractor employed by the Owner; or by changes ordered in the Work by the Owner; or by labor disputes, fire, unusual delay in deliveries, unavoidable casualties or other causes beyond the Design-Builder’s control: or by delay authorized by the Owner pending mediation and binding dispute resolution or by other causes that the Owner determines may justify delay, then the Contract Time shall be extended by Change Order for such reasonable time as the Owner may determine.

§ 8.2.2    Claims relating to time shall be made in accordance with applicable provisions of Article 14.

§ 8.2.3    This Section 8.2 does not preclude recovery of damages for delay by either party under other provisions of the Design-Build Documents.

ARTICLE 9    PAYMENT APPLICATIONS AND PROJECT COMPLETION
§ 9.1    Contract Sum
The Contract Sum is stated in the Design-Build Amendment.

§ 9.2    Schedule of Values
Where the Contract Sum is based on a stipulated sum or Guaranteed Maximum Price, the Design-Builder, prior to the first Application for Payment after execution of the Design-Build Amendment shall submit to the Owner a schedule of values allocating the entire Contract Sum to the various portions of the Work and prepared in such form and supported by such data to substantiate its accuracy as the Owner may require. This schedule, unless objected to by the Owner, shall be used as a basis for reviewing the Design-Builder’s Applications for Payment.

§ 9.3    Applications for Payment
§ 9.3.1    On or before the fifteenth (15th) of each calendar month, the Design-Builder shall submit to the Owner an itemized Application for Payment for completed portions of the Work (less the applicable retainage of [* * *] percent ([* * *]%) for direct costs). The application shall be notarized, if required, and supported by data substantiating the Design-Builder’s right to payment as the Owner may require, such as copies of requisitions from the Architect, Consultants, Contractors, and material suppliers, and shall reflect retainage if provided for in the Design-Build Documents.

§ 9.3.1.1    As provided in Section 6.3.9, Applications for Payment may include requests for payment on account of changes in the Work that have been properly authorized by Change Directives, or by interim determinations of the Owner, but not yet included in Change Orders.

§ 9.3.1.2    Applications for Payment shall not include requests for payment for portions of the Work for which the Design-Builder does not intend to pay the Architect, Consultant, Contractor, material supplier, or other persons or entities providing services or work for the Design-Builder, unless such Work has been performed by others whom the Design-Builder intends to pay.

§ 9.3.2    Unless otherwise provided in the Design-Build Documents, payments shall be made for services provided as well as materials and equipment delivered and suitably stored at the site for subsequent incorporation in the Work. If approved in advance by the Owner, payment may similarly be made for materials and equipment suitably stored off the site at a location agreed upon in writing. Payment for materials and equipment stored on or off the site shall be conditioned upon compliance by the Design-Builder with procedures satisfactory to the Owner to establish the Owner’s title to such materials and equipment or otherwise protect the Owner’s interest, and shall include the costs of applicable insurance, storage and transportation to the site for such materials and equipment stored off the site.

§ 9.3.3    The Design-Builder warrants that title to all Work, including Instruments of Service, covered by an Application for Payment will pass to the Owner no later than the time of payment. The Design-Builder further warrants that, upon submittal of an Application for Payment, all Work for which Certificates for Payment have been previously issued and payments received from the Owner shall, to the best of the Design-Builder’s knowledge, information and belief, be free and clear of liens, claims, security interests or encumbrances in favor of the Design-Builder, Architect, Consultants, Contractors, material suppliers, or other persons or entities entitled to make a claim by reason of having provided labor, materials and equipment relating to the Work.

§ 9.4    Certificates for Payment
The Owner shall, within five (5) business days after receipt of the Design-Builder’s Application for Payment, issue to the Design-Builder a Certificate for Payment indicating the amount the Owner determines is properly due, and notify the Design-Builder in writing of the Owner’s reasons for withholding certification in whole or in part as provided in Section 9.5.1.

§ 9.5    Decisions to Withhold Certification
§ 9.5.1    The Owner may withhold a Certificate for Payment in whole or in part to the extent reasonably necessary to protect the Owner due to the Owner’s determination that the Work has not progressed to the point indicated in the Design-Builder’s Application for Payment, or the quality of the Work is not in accordance with the Design-Build Documents. If the Owner is unable to certify payment in the amount of the Application, the Owner will notify the Design-Builder as provided in Section 9.4. If the Design-Builder and Owner cannot agree on a revised amount, the Owner will promptly issue a Certificate for Payment for the amount that the Owner deems to be due and owing. The Owner may also withhold a Certificate for Payment or, because of subsequently discovered evidence, may nullify the whole or a part of a Certificate for Payment previously issued to such extent as may be necessary to protect the Owner from loss for which the Design-Builder is responsible because of

.1	defective Work, including design and construction, not remedied;

.2	third party claims tiled or reasonable evidence indicating probable filing of such claims unless security acceptable to the Owner is provided by the Design-Builder;

.3	failure of the Design-Builder to make payments properly to the Architect, Consultants, Contractors or others, for services, labor, materials or equipment;

.4	reasonable evidence that the Work cannot be completed for the unpaid balance of the Contract Sum;

.5	damage to the Owner or a separate contractor;

.6	reasonable evidence that the Work will not be completed within the Contract Time, and that the unpaid balance would not be adequate to cover actual; or

.7	repeated failure to carry out the Work in accordance with the Design-Build Documents.

§ 9.5.2    When the above reasons for withholding certification are removed, certification will be made for amounts previously withheld.

§ 9.5.3    If the Owner withholds certification for payment under Section 9.5.1.3, the Owner may, at its sole option, issue joint checks to the Design-Builder and to the Architect or any Consultants, Contractor, material or equipment suppliers, or other persons or entities providing services or work for the Design-Builder to whom the Design-Builder failed to make payment for Work properly performed or material or equipment suitably delivered.

§ 9.6    Progress Payments
§ 9.6.1    After the Owner has issued a Certificate for Payment (less the [* * *] percent ([* * *]%) retainage held back by Owner for direct costs), the Owner shall make payment in the manner and within the time provided in the Design-Build Documents (less the [* * *] percent ([* * *]%) retainage held back by Owner for direct costs) within thirty (30) days after Owner’s receipt of the Application for Payment from Design-Builder.

§ 9.6.2    The Design-Builder shall pay each Architect, Consultant, Contractor, and other person or entity providing services or work for the Design-Builder no later than the time period required by applicable law, but in no event more than seven days after receipt of payment from the Owner the amount to which the Architect, Consultant, Contractor, and other person or entity providing services or work for the Design-Builder is entitled, reflecting percentages actually retained from payments to the Design-Builder on account of the portion of the Work performed by the Architect, Consultant, Contractor, or other person or entity. The Design-Builder shall, by appropriate agreement with each Architect, Consultant, Contractor, and other person or entity providing services or work for the

Design-Builder, require each Architect, Consultant, Contractor, and other person or entity providing services or work for the Design-Builder to make payments to subconsultants and subcontractors in a similar manner.

§ 9.6.3    Not used.

§ 9.6.4    The Design-Builder will provide evidence that the Design-Builder has properly paid the Architect, Consultants, Contractors, or other person or entity providing services or work for the Design-Builder, amounts paid by the Owner to the Design-Builder for the Work. If the Design-Builder fails to furnish such evidence within seven days, the Owner shall have the right to contact the Architect, Consultants, and Contractors to ascertain whether they have been properly paid. The Owner shall have no obligation to pay or to see to the payment of money to a Consultant, Architect, or Contractor, or any other person or entity providing services, except as may otherwise be required by law.

§ 9.6.5    Design-Builder payments to material and equipment suppliers shall be treated in a manner similar to that provided in Sections 9.6.2, 9.6.3 and 9.6.4.

§ 9.6.6    A Certificate for Payment, a progress payment, or partial or entire use or occupancy of the Project by the Owner shall not constitute acceptance of Work not in accordance with the Design-Build Documents.

§ 9.6.7    Unless the Design-Builder provides the Owner with a payment bond in the full penal sum of the Contract Sum, payments received by the Design-Builder for Work properly performed by the Architect, Consultants, Contractors and other person or entity providing services or work for the Design-Builder, shall be held by the Design-Builder for the Architect and those Consultants, Contractors, or other person or entity providing services or work for the Design-Builder, for which payment was made by the Owner. Nothing contained herein shall require money to be placed in a separate account and not commingled with money of the Design-Builder, shall create any fiduciary liability or tort liability on the part of the Design-Builder for breach of trust or shall entitle any person or entity to an award of punitive damages against the Design-Builder for breach of the requirements of this provision.

§ 9.7    Failure of Payment
Except in the case of a disputed payment, in which case Owner shall issue a Certificate of Payment for the undisputed amount, and all Work on the Project shall continue, if the Owner does not issue a Certificate for Payment for an undisputed amount, through no fault of the Design-Builder, within the time required by the Design-Build Documents, then the Design-Builder may, upon seven additional days’ written notice to the Owner, stop the Work until payment of the amount owing has been received. The Contract Time shall be extended appropriately and the Contract Sum shall be increased by the amount of the Design-Builder s reasonable costs of shut-down, delay and start-up. plus interest as provided for in the Design-Build Documents.

§ 9.8    Substantial Completion

§ 9.8.1    Substantial Completion is the stage in the progress of the Work when the Work or designated portion thereof is sufficiently complete in accordance with the Design-Build Documents so that the Owner can occupy or utilize the Work for its intended use. The date of Substantial Completion is the date certified by the Owner in accordance with this Section 9.8.

§ 9.8.2    When the Design-Builder considers that the Work, or a portion thereof which the Owner agrees to accept separately, is substantially complete, the Design-Builder shall prepare and submit to the Owner a comprehensive list of items to be completed or corrected prior to final payment. Failure to include an item on such list does not alter the responsibility of the Design-Builder to complete all Work in accordance with the Design-Build Documents and provide all Design Build documents including Construction Documents, as built drawings, O&M manuals, test and balance reports, high purity weld date and other documents required for validation of the facility.

§ 9.8.3    Upon receipt of the Design-Builder’s list, the Owner shall make an inspection to determine whether the Work or designated portion thereof is substantially complete. If the Owner’s inspection discloses any item, whether or not included on the Design-Builder’s list, which is not sufficiently complete in accordance with the Design-Build

Documents so that the Owner can occupy or utilize the Work or designated portion thereof for its intended use, the Design-Builder shall, before issuance of the Certificate of Substantial Completion, complete or correct such item upon notification by the Owner. In such case, the Design-Builder shall then submit a request for another inspection by the Owner to determine Substantial Completion.

§ 9.8.4    Prior to issuance of the Certificate of Substantial Completion under Section 9.8.5, the Owner and Design-Builder shall discuss and then determine the parties’ obligations to obtain and maintain property insurance following issuance of the Certificate of Substantial Completion.

§ 9.8.5    When the Work or designated portion thereof is substantially complete, the Design-Builder will prepare for the Owner’s signature a Certificate of Substantial Completion that shall, upon the Owner’s signature, establish the date of Substantial Completion; establish responsibilities of the Owner and Design-Builder for security, maintenance, heat, utilities, damage to the Work and insurance; and fix the time within which the Design-Builder shall finish all items on the list accompanying the Certificate. Warranties required by the Design-Build Documents shall commence on the date of Substantial Completion of the Work or designated portion thereof unless otherwise provided in the Certificate of Substantial Completion.

§ 9.8.6    The Certificate of Substantial Completion shall be submitted by the Design-Builder to the Owner for written acceptance of responsibilities assigned to it in the Certificate. Upon the Owner’s acceptance, and consent of surety, if any, the Owner shall make payment of retainage applying to the Work or designated portion thereof. Payment shall be adjusted for Work that is incomplete or not in accordance with the requirements of the Design-Build Documents.

§ 9.9    Partial Occupancy or Use
§ 9.9.1    The Owner may occupy or use any completed or partially completed portion of the Work at any stage when such portion is designated by separate agreement with the Design-Builder, provided such occupancy or use is consented to, by endorsement or otherwise, by the insurer providing property insurance and authorized by public authorities having jurisdiction over the Project. Such partial occupancy or use may commence whether or not the portion is substantially complete, provided the Owner and Design-Builder have accepted in writing the responsibilities assigned to each of them for payments, retainage, if any, security, maintenance, heat, utilities, damage to the Work and insurance. and have agreed in writing concerning the period for correction of the Work and commencement of warranties required by the Design-Build Documents. When the Design-Builder considers a portion substantially complete, the Design-Builder shall prepare and submit a list to the Owner as provided under Section 9.8.2. Consent of the Design-Builder to partial occupancy or use shall not be unreasonably withheld. The stage of the progress of the Work shall be determined by written agreement between the Owner and Design-Builder.

§ 9.9.2    Immediately prior to such partial occupancy or use, the Owner and Design-Builder shall jointly inspect the area to be occupied or portion of the Work to be used in order to determine and record the condition of the Work.

§ 9.9.3    Unless otherwise agreed upon, partial occupancy or use of a portion or portions of the Work shall not constitute acceptance of Work not complying with the requirements of the Design-Build Documents.

§ 9.10    Final Completion and Final Payment
§ 9.10.1    Upon receipt of the Design-Builder’s written notice that the Work is ready for final inspection and acceptance and upon receipt of a final Application for Payment, the Owner will promptly make such inspection. When the Owner finds the Work acceptable under the Design-Build Documents and the Contract fully performed, the Owner will, subject to Section 9.10.2, promptly issue a final Certificate for Payment.

§ 9.10.2    Neither final payment nor any remaining retained percentage shall become due until the Design-Builder submits to the Owner (1) an affidavit that pay rolls, bills for materials and equipment, and other indebtedness connected with the Work, for which the Owner or the Owner’s property might be responsible or encumbered, (less amounts withheld by Owner) have been paid or otherwise satisfied, (2) a certificate evidencing that insurance required by the Design-Build Documents to remain in force after final payment is currently in effect, (3) a written statement that the Design-Builder knows of no substantial reason that the insurance will not be renewable to cover the period required by the Design-Build Documents, (4) consent of surety, if any, to final payment, (5) as-constructed record copy of the Construction Documents marked to indicate field changes and selections made during construction, (6) manufacturer’s warranties, product data, and maintenance and operations manuals, and (7) other data establishing payment or satisfaction of obligations, such as receipts, or releases and waivers of liens, claims, security interests, or encumbrances, arising out of the Contract, to the extent and in such form as may be designated by the Owner. If an Architect, a Consultant, or a Contractor, or other person or entity providing services or work for the Design-Builder, refuses to furnish a release or waiver required by the Owner, the Design-Builder may furnish a bond satisfactory to the Owner to indemnify the Owner against such liens, claims, security interests, or encumbrances. If such liens, claims, security interests, or encumbrances remains unsatisfied after payments are made, the Design-Builder shall refund to the Owner all money that the Owner may be compelled to pay in discharging such liens, claims, security interests, or encumbrances, including all costs and reasonable attorneys’ fees.

§ 9.10.3    If, after Substantial Completion of the Work, final completion thereof is materially delayed through no fault of the Design-Builder or by issuance of Change Orders affecting final completion, the Owner shall, upon application by the Design-Builder, and without terminating the Contract, make payment of the balance due for that portion of the Work fully completed and accepted. If the remaining balance for Work not fully completed or corrected is less than retainage stipulated in the Design-Build Documents, and if bonds have been furnished. the written consent of surety to payment of the balance due for that portion of the Work fully completed and accepted shall be submitted by the Design-Builder to the Owner prior to issuance of payment. Such payment shall be made under terms and conditions governing final payment, except that it shall not constitute a waiver of claims.

§ 9.10.4    The making of final payment shall constitute a waiver of Claims by the Owner except those arising from

.1	liens, Claims, security interests or encumbrances arising out of the Contract and unsettled,

.2	failure of the Work to comply with the requirements of the Design-Build Documents and applicable law; or

.3	terms of special warranties required by the Design-Build Documents.

§ 9.10.5    Acceptance of final payment by the Design-Builder shall constitute a waiver of claims by the Design-Builder except those previously made in writing and identified by the Design-Builder as unsettled at the time of final Application for Payment.

ARTICLE 10    PROTECTION OF PERSONS AND PROPERTY
§ 10.1    Safety Precautions and Programs
The Design-Builder shall be responsible for initiating, maintaining and supervising all safety precautions and programs in connection with the performance of the Contract.

§ 10.2    Safety of Persons and Property
§ 10.2.1    The Design-Builder shall be responsible for precautions for the safety of, and reasonable protection to prevent damage, injury or loss to

.1	employees on the Work and other persons who may be affected thereby;

.2
the Work and materials and equipment to be incorporated therein, whether in storage on or off the site, under care, custody or control of the Design-Builder or the Architect. Consultants, or Contractors, or other person or entity providing services or work for the Design-Builder; and

.3
other property at the site or adjacent thereto, such as trees, shrubs, lawns, walks, pavements, roadways, or structures and utilities not designated for removal, relocation or replacement in the course of construction.

§ 10.2.2    The Design-Builder shall comply with, and give notices required by, applicable laws, statutes, ordinances, codes, rules and regulations, and lawful orders of public authorities, bearing on safety of persons or property, or their protection from damage, injury or loss.

§ 10.2.3    The Design-Builder shall implement, erect, and maintain, as required by existing conditions and performance of the Contract, reasonable safeguards for safety and protection, including posting danger signs and other warnings against hazards, promulgating safety regulations, and notify owners and users of adjacent sites and utilities of the safeguards and protections.

§ 10.2.4    When use or storage of explosives or other hazardous materials or equipment, or unusual methods, are necessary for execution of the Work, the Design-Builder shall exercise utmost care, and carry, on such activities under supervision of properly qualified personnel.

§ 10.2.5    The Design-Builder shall promptly remedy damage and loss (other than damage or loss insured under property insurance required by the Design-Build Documents) to property referred to in Sections 10.2.1.2 and 10.2.1.3, caused in whole or in part by the Design-Builder, the Architect, a Consultant, a Contractor, or anyone directly or indirectly employed by any of them, or by anyone for whose acts they may be liable and for which the Design-Builder is responsible under Sections 10.2.1.2 and 10.2.1.3; except damage or loss attributable to acts or omissions of the Owner, or anyone directly or indirectly employed by the Owner, or by anyone for whose acts the Owner may be liable, and not attributable to the fault or negligence of the Design-Builder. The foregoing obligations of the Design-Builder are in addition to the Design-Builder’s obligations under Section 3.1.14.

§ 10.2.6    The Design-Builder shall designate a responsible member of the Design-Builder’s organization, at the site, whose duty shall be the prevention of accidents. This person shall be the Design-Builder’s superintendent unless otherwise designated by the Design-Builder in writing to the Owner.

§ 10.2.7    The Design-Builder shall not permit any part of the construction or site to be loaded so as to cause damage or create an unsafe condition.

§ 10.2.8    Injury or Damage to Person or Property. If the Owner or Design-Builder suffers injury or damage to person or property because of an act or omission of the other, or of others for whose acts such party is legally responsible, written notice of the injury or damage, whether or not insured, shall be given to the other party within a reasonable time not exceeding 21 days after discovery. The notice shall provide sufficient detail to enable the other party to investigate the matter.

§ 10.3    Hazardous Materials
§ 10.3.1    The Design-Builder is responsible for compliance with any requirements included in the Design-Build Documents and applicable law regarding hazardous materials. If the Design-Builder encounters a hazardous material or substance not addressed in the Design-Build Documents and if reasonable precautions will be inadequate to prevent foreseeable bodily injury or death to persons resulting from a material or substance, including but not limited to asbestos or polychlorinated biphenyl (PCB), encountered on the site by the Design-Builder, the Design-Builder shall, upon recognizing the condition, immediately stop Work in the affected area and report the condition to the Owner in writing.

§ 10.3.2    Upon receipt of the Design-Builder’s written notice, the Owner shall obtain the services of a licensed laboratory to verify the presence or absence of the material or substance reported by the Design-Builder and, in the event such material or substance is found to be present. to cause it to be rendered harmless. Unless otherwise required by the Design-Build Documents, the Owner shall furnish in writing to the Design-Builder the names and qualifications of persons or entities who are to perform tests verifying the presence or absence of such material or substance or who are to perform the task of removal or safe containment of such material or substance. The Design-Builder will promptly reply to the Owner in writing stating whether or not the Design-Builder has reasonable objection to the persons or entities proposed by the Owner. If the Design-Builder has an objection to a person or entity proposed by the Owner, the Owner shall propose another to whom the Design-Builder has no reasonable objection. When the material or substance has been rendered harmless, Work in the affected area shall resume upon written agreement of the Owner and Design-Builder. By Change Order, the Contract Time shall be extended appropriately and the Contract Sum shall be increased in the amount of the Design-Builder’s reasonable additional costs of shut-down, delay and start-up.

§ 10.3.3    To the fullest extent permitted by law, the Owner shall indemnify and hold harmless the Design-Builder, the Architect, Consultants, and Contractors, and employees of any of them, from and against claims, damages, losses and expenses, including but not limited to attorneys’ fees, arising out of or resulting from performance of the Work in the affected area, if in fact the material or substance presents the risk of bodily injury or death as described in Section 10.3.1 and has not been rendered harmless, provided that such claim, damage, loss or expense is attributable to bodily injury, sickness, disease or death, or to injury to, or destruction of, tangible property (other than the Work itself), except to the extent that such damage, loss or expense is due to the fault or negligence of the party seeking indemnity.

§ 10.3.4    The Owner shall not be responsible under this Section 10.3 for materials or substances the Design-Builder brings to the site unless such materials or substances are required by the Owner’s Criteria. The Owner shall be responsible for materials or substances required by the Owner’s Criteria, except to the extent of the Design-Builder’s fault or negligence in the use and handling of such materials or substances.

§ 10.3.5    The Design-Builder shall indemnify the Owner for the cost and expense the Owner incurs (1) for remediation of a material or substance the Design-Builder brings to the site and negligently handles, or (2) where the Design-Builder fails to perform its obligations under Section 10.3.1, except to the extent that the cost and expense are due to the Owner’s fault or negligence.

§ 10.3.6    If, without negligence on the part of the Design-Builder, the Design-Builder is held liable by a government agency for the cost of remediation of a hazardous material or substance solely by reason of performing Work as required by the Design-Build Documents, the Owner shall indemnify the Design-Builder for all cost and expense thereby incurred.

§ 10.4    Emergencies
In an emergency affecting safety of persons or property, the Design-Builder shall act, at the Design-Builder’s discretion, to prevent threatened damage, injury or loss.

ARTICLE 11    UNCOVERING AND CORRECTION OF WORK
§ 11.1    Uncovering of Work
The Owner may request to examine a portion of the Work that the Design-Builder has covered to determine if the Work has been performed in accordance with the Design-Build Documents (for example, Owner requests that Design-Builder opens up or removes a portion of a wall or floor to inspect electrical or piping Work). If such Work is in accordance with the Design-Build Documents. the Owner and Design-Builder shall execute a Change Order to adjust the Contract Time and Contract Sum, as appropriate to cover the fees for such a request to be paid by Owner. If such Work is not in accordance with the Design-Build Documents, the costs of uncovering and correcting the Work shall be at the Design-Builder’s expense and the Design-Builder shall not be entitled to a change in the Contract Time unless the condition •as caused by the Owner or a separate contractor in which event the Owner shall be responsible for payment of such costs and the Contract Time will be adjusted as appropriate.

§ 11.2    Correction of Work
§ 11.2.1    Before or After Substantial Completion, The Design-Builder shall promptly correct Work rejected by the Owner or failing to conform to the requirements of the Design-Build Documents and law, whether discovered before or after Substantial Completion and whether or not fabricated, installed or completed. Costs of correcting such rejected Work, including additional testing and inspections, the cost of uncovering and replacement, and compensation for any design consultant employed by the Owner whose expenses and compensation were made necessary thereby, shall be at the Design-Builder’s expense.

§ 11.2.2    After Substantial Completion
§ 11.2.2.1    In addition to the Design-Builder’s obligations under Section 3.1.12, if, within one year after the date of Substantial Completion of the Work or designated portion thereof or after the date for commencement of warranties established under Section 9.9.1, or by terms of an applicable special warranty required by the Design-Build Documents, any of the Work is found not to be in accordance with the requirements of the Design-Build Documents and law, the Design-Builder shall correct it promptly after receipt of written notice from the Owner to do so unless the Owner has previously given the Design-Builder a written acceptance of such condition. The Owner shall give such notice promptly after discovery, of the condition. During the one-year period for correction of the Work, if the

Owner fails to notify the Design-Builder and give the Design-Builder an opportunity to make the correction, the Owner waives the rights to require correction by the Design-Builder and to make a claim for breach of warranty. If the Design-Builder fails to correct nonconforming Work within a reasonable time during that period after receipt of notice from the Owner, the Owner may correct it in accordance with Section 7.9.

§ 11.2.2.2    The one-year period for correction of Work shall be extended with respect to portions of Work first performed after Substantial Completion by the period of time between Substantial Completion and the actual completion of that portion of the Work.

§ 11.2.2.3    The one-year period for correction of Work shall not be extended by corrective Work performed by the Design-Builder pursuant to this Section 11.2.

§ 11.2.3    The Design-Builder shall remove from the site portions of the Work that are not in accordance with the requirements of the Design-Build Documents and are neither corrected by the Design-Builder nor accepted by the Owner.

§ 11.2.4    The Design-Builder shall bear the cost of correcting destroyed or damaged construction of the Owner or separate contractors, whether completed or partially completed, caused by the Design-Builder’s correction or removal of Work that is not in accordance with the requirements of the Design-Build Documents.

§ 11.2.5    Nothing contained in this Section 11.2 shall be construed to establish a period of limitation with respect to other obligations the Design-Builder has under the Design-Build Documents. Establishment of the one-year period for correction of Work as described in Section 11.2.2 relates only to the specific obligation of the Design-Builder to correct the Work, and has no relationship to the time within which the obligation to comply with the Design-Build Documents may be sought to be enforced, nor to the time within which proceedings may be commenced to establish the Design-Builder’s liability with respect to the Design-Builder’s obligations other than specifically to correct the Work.

§ 11.3    Acceptance of Nonconforming Work
If the Owner prefers to accept Work that is not in accordance with the requirements of the Design-Build Documents, the Owner may do so instead of requiring its removal and correction, in which case the Contract Sum will be reduced as appropriate and equitable. Such adjustment shall be effected whether or not final payment has been made.

ARTICLE 12    COPYRIGHTS AND LICENSES
§ 12.1
All work papers, reports, documentation, code, drawings, designs, specifications, deliverables, in whatever form, including electronic medium. and copies thereof, and other work product(s) developed by Design Builder in connection with or pursuant to the terms and conditions of this Agreement including Construction Documents, any plans or reports to be prepared by Design Builder for Owner under this Agreement, whether prepared by Design Builder or others on behalf of Design Builder (including Architect, Consultants or Contractors and any subcontractors) are “Instruments of Service.” The Instruments of Service that are protectable by copyright shall be considered a work made for hire under the United States Copyright Act (17 U.S.C. §§ 101 et seq.) (the “Act”) and under any other applicable copyright law, to the greatest extent permitted by law. Whether or not the Instruments of Service are properly characterized as “works made for hire,” Design Builder hereby irrevocably assigns its, and shall cause the Architect, Consultants, and Contractors (and subcontractors) who have prepared any Instruments of Service, to assign their entire right, title and interest in the Instruments of Service. all of which Instruments of Service shall become and remain the exclusive property of Owner. and Owner shall have the right to use such for any purpose (including, but no limited to, the performance of additions to the authorized Work or for completion of the Work by others) without any additional compensation to Design Builder or the Architect, Consultants, and Contractors (including any subcontractors) (hereinafter referred to as the “Design Builder Design Subs’’).

§12.1.1    The Design-Builder shall be obligated to obtain all rights, title and interest from Design Builder Design Subs, that will allow the Design-Builder to satisfy its obligations to transfer all ownership rights in the Instruments of Service to the Owner under Section 12.1, without any further compensation owed to Design Builder, whether directly owed to Design Builder, or to Design Builder for payment to Design Builder Design Subs.

§ 12.2    The Design-Builder and the Owner warrant that in transmitting Instruments of Service, or any other information, the transmitting party is the copyright owner of such information or has permission from the copyright owner to transmit such information for its use on the Project.

§ 12.3    Upon execution of the Agreement, and upon transfer of title to Owner under Section 12.1, the Owner grants to Design-Builder and the Design Builder Design Subs, a limited, revocable and non-exclusive license to use the Instruments of Service solely and exclusively for purposes of constructing, using, maintaining, altering and adding to the Project, so long as the Design Builder and each of the Design Builder Design Subs substantially performs its obligations under the Design-Build Documents. The license granted under this section permits the Design-Builder to authorize its Design Builder Design Subs to reproduce applicable portions of the Instruments of Service solely and exclusively for use in performing services or construction for the Project.
If this Agreement is terminated for any reason, the license granted in this Section 12.3 shall immediately terminate, and if Design Builder or any of the Design Builder Design Subs does not perform in accordance with its obligations in connection with the performance of the Work, the license granted in this Section 12.3 for such party shall be terminated.

§ 12.4
Any use of these Instruments of Service on projects other than the Project for which they were created shall be at Owner’s sole risk and without liability or legal exposure to Design Builder, Architect, Consultants or Contractors. Owner shall indemnify and hold Design Builder, Architect, Consultants and Contractors harmless from and against all claims, losses, liabilities and damages (including, but not limited to attorneys fees) to the extent arising out of Owner’s use of such Instruments of Service on projects other than the Project for which such Instrument of Service were created. Owner shall remove or obliterate Design Builder’s name, trademark(s), seal(s), logo(s), title block(s) and/or other corporate identification marks and those of Design Builder’s Architect. Contractors and Consultants on the Instrument of Service developed by Design Builder in connection with or pursuant to the terms and conditions of this Agreement and utilized by Owner on other projects. Nothing in this Agreement shall prevent Design Builder, its Architect, Contractors or Consultants from using standard details, common construction practices, or typical design ideas on other projects for other clients.

ARTICLE 13    TERMINATION OR SUSPENSION
§ 13.1    Termination or Suspension Prior to Execution of the Design-Build Amendment
§ 13.1.1    If the Owner fails to make payments to the Design-Builder for Work prior to execution of the Design-Build Amendment in accordance with this Agreement, such failure shall be considered substantial nonperformance and cause for termination or, at the Design-Builder’s option, cause for suspension of performance of services under this Agreement. If the Design-Builder elects to suspend the Work, the Design-Builder shall give seven days’ written notice to the Owner before suspending the Work. In the event of a suspension of the Work, the Design-Builder shall have no liability to the Owner for delay or damage caused by the suspension of the Work. Before resuming the Work. the Design-Builder shall be paid all sums due prior to suspension and any expenses incurred in the interruption and resumption of the Design-Builder’s Work. The Design-Builder’s compensation for, and time to complete, the remaining Work shall be equitably adjusted.

§ 13.1.2    If the Owner suspends the Project, the Design-Builder shall be compensated for the Work performed prior to notice of such suspension. When the Project is resumed, the Design-Builder shall be compensated for expenses incurred in the interruption and resumption of the Design-Builder’s Work. The Design-Builder’s compensation for, and time to complete, the remaining Work shall be equitably adjusted.

§ 13.1.3    If the Owner suspends the Project for more than 90 cumulative days for reasons other than the fault of the Design-Builder, the Design-Builder may terminate this Agreement by giving not less than seven days’ written notice.

§ 13.1.4    Either party may terminate this Agreement upon not less than seven days’ written notice should the other party fail substantially to perform in accordance with the terms of this Agreement through no fault of the party initiating the termination.

§ 13.1.5    The Owner may terminate this Agreement upon not less than seven days’ written notice to the Design-Builder for the Owner’s convenience and without cause.

§ 13.1.6    In the event of termination not the fault of the Design-Builder, the Design-Builder shall be compensated for Work performed prior to termination, together with Reimbursable Expenses then due and any other expenses directly attributable to termination for which the Design-Builder is not otherwise compensated. In no event shall the Design-Builder’s compensation under this Section 13.1.6 be greater than the compensation set forth in Section 2.1.

§ 13.2    Termination or Suspension Following Execution of the Design-Build Amendment
§ 13.2.1    Termination by the Design-Builder
§ 13.2.1.1    The Design-Builder may terminate the Contract if the Work is stopped for a period of 30 consecutive days through no act or fault of the Design-Builder, the Architect, a Consultant, or a Contractor, or their agents or employees, or any other persons or entities performing portions of the Work under direct or indirect contract with the Design-Builder, for any of the following reasons:

.1	Issuance of an order of a court or other public authority having jurisdiction that requires all Work to be stopped;

.2	An act of government, such as a declaration of national emergency that requires all Work to be stopped;

.3
Because the Owner has not issued a Certificate for Payment and has not notified the Design-Builder of the reason for withholding certification as provided in Section 9.5.1. or because the Owner has not made payment on a Certificate for Payment within the time stated in the Design-Build Documents.

(Paragraph Deleted)

§ 13.2.1.2    The Design-Builder may terminate the Contract if, through no act or fault of the Design-Builder, the Architect, a Consultant, a Contractor, or their agents or employees or any other persons or entities performing portions of the Work under direct or indirect contract with the Design-Builder, repeated suspensions, delays or interruptions of the entire Work by the Owner as described in Section 13.2.3 constitute in the aggregate more than 100 percent of the total number of days scheduled for completion, or 120 days in any 365-day period, whichever is less.

§ 13.2.1.3    If one of the reasons described in Section 13.2.1.1 or 13.2.1.2 exists, the Design-Builder may, upon seven days’ written notice to the Owner, terminate the Contract and recover from the Owner payment for Work executed, costs incurred by reason of such termination.

§ 13.2.1.4    If the Work is stopped for a period of 60 consecutive days through no act or fault of the Design-Builder or any other persons or entities performing portions of the Work under contract with the Design-Builder because the Owner has repeatedly failed to fulfill the Owner’s obligations under the Design-Build Documents with respect to matters important to the progress of the Work, the Design-Builder may, upon seven additional days’ written notice to the Owner, terminate the Contract and recover from the Owner as provided in Section 13.2.1.3.

§ 13.2.2    Termination by the Owner For Cause
§ 13.2.2.1    The Owner may terminate the Contract if the Design-Builder

.1	fails to submit the Proposal by the date required by this Agreement, or if no date is indicated, within a reasonable time consistent with the date of Substantial Completion;

.2	repeatedly refuses or fails to supply an Architect, or enough properly skilled Consultants. Contractors, or workers or proper materials;

.3	fails to make payment to the Architect, Consultants, or Contractors for services, materials or labor in accordance with their respective agreements with the Design-Builder;

.4	repeatedly disregards applicable laws, statutes, ordinances, codes, rules and regulations, or lawful orders of a public authority; or

.5	is otherwise guilty of substantial breach of a provision of the Design-Build Documents.

§ 13.2.2.2    When any of the above reasons exist, the Owner may without prejudice to any other rights or remedies of the Owner and after giving the Design-Builder and the Design-Builder’s surety, if any, seven days’ written notice, terminate employment of the Design-Builder and may, subject to any prior rights of the surety:

.1	Exclude the Design-Builder from the site and take possession of all materials, equipment, tools, and construction equipment and machinery thereon owned by the Design-Builder;

.2	Accept assignment of the Architect, Consultant and Contractor agreements pursuant to Section 3.1.15; and

.3
Finish the Work by whatever reasonable method the Owner may deem expedient. Upon written request of the Design-Builder, the Owner shall furnish to the Design-Builder a detailed accounting of the costs incurred by the Owner in finishing the Work.

§ 13.2.2.3    When the Owner terminates the Contract for one of the reasons stated in Section 13.2.2.1, the Design-Builder shall not be entitled to receive further payment until the Work is finished.

§ 13.2.2.4    If the unpaid balance of the Contract Sum exceeds costs of finishing the Work and other damages incurred by the Owner and not expressly waived, such excess shall be paid to the Design-Builder. If such costs and damages exceed the unpaid balance, the Design-Builder shall pay the difference to the Owner. The obligation for such payments shall survive termination of the Contract.

§ 13.2.3    Suspension by the Owner for Convenience
§ 13.2.3.1    The Owner may, without cause, order the Design-Builder in writing to suspend, delay or interrupt the Work in whole or in part for such period of time as the Owner may determine.

§ 13.2.3.2    The Contract Sum and Contract Time shall be adjusted for increases in the cost and time caused by suspension, delay or interruption as described in Section 13.2.3.1. Adjustment of the Contract Sum shall include profit. No adjustment shall be made to the extent

.1	that performance is, was or would have been so suspended, delayed or interrupted by another cause for which the Design-Builder is responsible; or

.2	that an equitable adjustment is made or denied under another provision of the Contract.

§ 13.2.4    Termination by the Owner for Convenience

§ 13.2.4.1    The Owner may, at any time, terminate the Contract for the Owner’s convenience and without cause.

§ 13.2.4.2    Upon receipt of written notice from the Owner of such termination for the Owner’s convenience, the Design-Builder shall

.1	cease operations as directed by the Owner in the notice;

.2	take actions necessary, or that the Owner may direct, for the protection and preservation of the Work; and,

.3
except for Work directed to be performed prior to the effective date of termination stated in the notice, terminate all existing Project agreements. including agreements with the Architect, Consultants. Contractors, and purchase orders, and enter into no further Project agreements and purchase orders.

§ 13.2.4.3    In case of such termination for the Owner’s convenience, the Design-Builder shall be entitled to receive payment for Work executed, and costs incurred by reason of such termination.

ARTICLE 14    CLAIMS AND DISPUTE RESOLUTION
§ 14.1    Claims
§ 14.1.1    Definition. A Claim is a demand or assertion by one of the parties seeking, as a matter of right, payment of money. or other relief with respect to the terms of the Contract. The term “Claim” also includes other disputes and matters in question between the Owner and Design-Builder arising out of or relating to the Contract. The responsibility to substantiate Claims shall rest with the party making the Claim.

§ 14.1.2     Time Limits on Claims. The Owner and Design-Builder shall commence all claims and causes of action, whether in contract, tort, breach of warranty or otherwise, against the other, arising out of or related to the Contract in accordance with the requirements of the binding dispute resolution method selected in Section 1.3, within the time period specified by applicable law, but in any case not more than 10 years after the date of Substantial Completion of the Work. The Owner and Design-Builder waive all claims and causes of action not commenced in accordance with this Section 14.1.2.

§ 14.1.3    Notice of Claims

§ 14.1.3.1    Prior To Final Payment. Prior to Final Payment, Claims by either the Owner or Design-Builder must be initiated by written notice to the other party within 21 days after occurrence of the event giving rise to such Claim or within 21 days after the claimant first recognizes the condition giving rise to the Claim, whichever is later.

§ 14.1.3.2    Claims Arising After Final Payment. After Final Payment, Claims by either the Owner or Design-Builder that have not otherwise been waived pursuant to Sections 9.10.4 or 9.10.5, must be initiated by prompt written notice to the other party. The notice requirement in Section 14.1.3.1 and the Initial Decision requirement as a condition precedent to mediation in Section 14.2.1 shall not apply.

§ 14.1.4    Continuing Contract Performance. Pending final resolution of a Claim, except as otherwise agreed in writing as to any undisputed amounts, and Article 13, the Design-Builder shall proceed diligently with performance of the Contract and the Owner shall continue to make payments in accordance with the Design-Build Documents.

§ 14.1.5    Claims for Additional Cost. If the Design-Builder intends to make a Claim for an increase in the Contract Sum, written notice as provided herein shall be given before proceeding to execute the portion of the Work that relates to the Claim. Prior notice is not required for Claims relating to an emergency endangering life or property arising under Section 10.4.

§ 14.1.6    Claims for Additional Time
§ 14.1.6.1    If the Design-Builder intends to make a Claim for an increase in the Contract Time, written notice as provided herein shall be given. The Design-Builder’s Claim shall include an estimate of cost and of probable effect of delay on progress of the Work. In the case of a continuing delay, only one Claim is necessary.

§ 14.1.6.2    lf adverse weather conditions are the basis for a Claim for additional time, such Claim shall be documented by data substantiating that weather conditions were abnormal for the period of time, could not have been reasonably anticipated. and had an adverse effect on the scheduled construction.

§ 14.1.7    Claims for Consequential Damages
The Design-Builder and Owner waive Claims against each other for consequential damages arising out of or relating to this Contract. This mutual waiver includes

.1
damages incurred by the Owner for rental expenses, for losses of use, income, profit, financing, business and reputation, and for loss of management or employee productivity or of the services of such persons; and

.2
damages incurred by the Design-Builder for principal office expenses including the compensation of personnel stationed there, for losses of financing, business and reputation, and for loss of profit except anticipated profit arising directly from the Work.

This mutual waiver is applicable, without limitation, to all consequential damages due to either party’s termination in accordance with Article 13.

§ 14.2    Initial Decision

§ 14.2.1    An initial decision shall be required as a condition precedent to mediation of all Claims between the Owner and Design-Builder initiated prior to the date final payment is due, excluding those arising under Sections 10.3 and 10.4 of the Agreement and Sections B.3.2.9 and B.3.2. 10 of Exhibit B to this Agreement, unless 30 days have passed after the Claim has been initiated with no decision having been rendered. Unless otherwise mutually agreed in writing, the Owner shall render the initial decision on Claims.

§ 14.2.2    Procedure
§ 14.2.2.1    Claims Initiated by the Owner. If the Owner initiates a Claim, the Design-Builder shall provide a written response to Owner within ten days after receipt of the notice required under Section 14.1.3.1. Thereafter, the Owner shall render an initial decision within ten days of receiving the Design-Builder’s response: (1) withdrawing the Claim in whole or in part, (2) approving the Claim in whole or in part, or (3) suggesting a compromise.

§ 14.2.2.2    Claims Initiated by the Design-Builder. If the Design-Builder initiates a Claim, the Owner will take one or more of the following actions within ten days after receipt of the notice required under Section 14.1.3.1: (1) request additional supporting data. (2) render an initial decision rejecting the Claim in whole or in part, (3) render an initial decision approving the Claim, (4) suggest a compromise or (5) indicate that it is unable to render an initial decision because the Owner lacks sufficient information to evaluate the merits of the Claim.

§ 14.2.3    In evaluating Claims, the Owner may, but shall not be obligated to, consult with or seek information from persons with special knowledge or expertise who may assist the Owner in rendering a decision. The retention of such persons shall be at the Owner’s expense.

§ 14.2.4    If the Owner requests the Design-Builder to provide a response to a Claim or to furnish additional supporting data, the Design-Builder shall respond, within ten days after receipt of such request, and shall either (1) provide a response on the requested supporting data, (2) advise the Owner when the response or supporting data will be furnished or (3) advise the Owner that no supporting data will be furnished. Upon receipt of the response or supporting data, if any, the Owner will either reject or approve the Claim in whole or in part.

§ 14.2.5    The Owner’s initial decision shall (1) be in writing; (2) state the reasons therefor; and (3) identify any change in the Contract Sum or Contract Time or both. The initial decision shall be final and binding on the parties but subject to mediation and, if the parties fail to resolve their dispute through mediation, to binding dispute resolution.

§ 14.2.6    Either party may file for mediation of an initial decision at any time, subject to the terms of Section 14.2.6.1.

§ 14.2.6.1    Either party may, within 30 days from the date of an initial decision, demand in writing that the other party file for mediation within 60 days of the initial decision. If such a demand is made and the party receiving the demand fails to file for mediation within the time required, then both parties waive their rights to mediate or pursue binding dispute resolution proceedings with respect to the initial decision.

§ 14.2.7    In the event of a Claim against the Design-Builder, the Owner may, but is not obligated to, notify the surety, if any, of the nature and amount of the Claim. If the Claim relates to a possibility of a Design-Builder’s default, the Owner may, but is not obligated to, notify the surety and request the surety’s assistance in resolving the controversy.

§ 14.2.8    If a Claim relates to or is the subject of a mechanic’s lien, the party asserting such Claim may proceed in accordance with applicable law to comply’ with the lien notice or filing deadlines.

§ 14.3    Mediation
§ 14.3.1    Claims, disputes, or other matters in controversy arising out of or related to the Contract, except those waived as provided for in Sections 9.10.4, 9.10.5, and 14.1.7, shall be subject to mediation as a condition precedent to binding dispute resolution.

§ 14.3.2    The parties shall endeavor to resolve their Claims by mediation which, unless the parties mutually agree otherwise, shall be administered by the American Arbitration Association in accordance with its Construction Industry Mediation Procedures in effect on the date of the Agreement. A request for mediation shall be made in writing, delivered to the other party to the Contract, and filed with the person or entity administering the mediation. The request may be made concurrently with the filing of binding dispute resolution proceedings but. in such event, mediation shall proceed in advance of binding dispute resolution proceedings, which shall be stayed pending mediation for a period of 60 days from the date of filing, unless stayed for a longer period by agreement of the parties or court order. If an arbitration proceeding is stayed pursuant to this Section 14.3.2, the parties may nonetheless proceed to the selection of the arbitrator(s) and agree upon a schedule for later proceedings.

§ 14.3.3    The parties shall share the mediator’s fee and any filing fees equally. The mediation shall be held in the place where the Project is located, unless another location is mutually agreed upon. Agreements reached in mediation shall be enforceable as settlement agreements in any court having jurisdiction.

§ 14.4    Arbitration
§ 14.4.1    If the parties have selected arbitration as the method for binding dispute resolution in Section 1.3, any Claim subject to, but not resolved by, mediation shall be subject to arbitration which, unless the parties mutually agree otherwise, shall be administered by the American Arbitration Association in accordance with its Construction Industry Arbitration Rules in effect on the date of the Agreement. A demand for arbitration shall be made in writing, delivered to the other party to the Contract, and filed with the person or entity administering the arbitration. The party filing a notice of demand for arbitration must assert in the demand all Claims then known to that party on which arbitration is permitted to be demanded.

§ 14.4.1.1    A demand for arbitration shall be made no earlier than concurrently with the filing of a request for mediation, but in no event shall it be made after the date when the institution of legal or equitable proceedings based on the Claim would be barred by the applicable statute of limitations or statute of repose. For statute of limitations or statute of repose purposes, receipt of a written demand for arbitration by the person or entity administering the arbitration shall constitute the institution of legal or equitable proceedings based on the Claim.

§ 14.4.2    The award rendered by the arbitrator or arbitrators shall be final, and judgment may be entered upon it in accordance with applicable law in any court having jurisdiction.

§ 14.4.3    The foregoing agreement to arbitrate, and other agreements to arbitrate with an additional person or entity duly consented to by parties to the Agreement, shall be specifically enforceable under applicable law in any court having jurisdiction thereof.

§ 14.4.4    Consolidation or Joinder
§ 14.4.4.1    Either party, at its sole discretion, may consolidate an arbitration conducted under this Agreement with any other arbitration to which it is a party provided that (I) the arbitration agreement governing the other arbitration permits consolidation, (2) the arbitrations to be consolidated substantially involve common questions of law or fact, and (3) the arbitrations employ materially similar procedural rules and methods for selecting arbitrator(s).

§ 14.4.4.2    Either party, at its sole discretion, may include by joinder persons or entities substantially involved in a common question of law or fact whose presence is required if complete relief is to be accorded in arbitration, provided that the party sought to be joined consents in writing to such joinder. Consent to arbitration involving an additional person or entity shall not constitute consent to arbitration of any claim, dispute or other matter in question not described in the written consent.

§ 14.4.4.3    The Owner and Design-Builder grant to any person or entity made a party to an arbitration conducted under this Section 14.4, whether by joinder or consolidation, the same rights of joinder and consolidation as the Owner and Design-Builder under this Agreement.

ARTICLE 15    MISCELLANEOUS PROVISIONS
§ 15.1    Governing Law

The Contract shall be governed by the law of the place where the Project is located except that, if the parties have selected arbitration as the method of binding dispute resolution, the Federal Arbitration Act shall govern Section 14.4.

§ 15.2    Successors and Assigns
§ 15.2.1    The Owner and Design-Builder, respectively, bind themselves, their partners, successors, assigns and legal representatives to the covenants, agreements and obligations contained in the Design-Build Documents. Except as provided in Section 15.2.2, neither party to the Contract shall assign the Contract as a whole without written consent of the other. If either party attempts to make such an assignment without such consent, that party shall nevertheless remain legally responsible for all obligations under the Contract.

§ 15.2.2    The Owner may, without consent of the Design-Builder. assign the Contract to a lender providing construction financing for the Project, if the lender assumes the Owner’s rights and obligations under the Design-Build Documents. The Design-Builder shall execute all consents reasonably required to facilitate such assignment.

§ 15.2.3    If the Owner requests the Design-Builder, Architect, Consultants, or Contractors to execute certificates, other than those required by Section 3.1.10, the Owner shall submit the proposed language of such certificates for review at least 14 days prior to the requested dates of execution. If the Owner requests the Design-Builder, Architect, Consultants, or Contractors to execute consents reasonably required to facilitate assignment to a lender, the Design-Builder, Architect, Consultants, or Contractors shall execute all such consents that are consistent with this Agreement, provided the proposed consent is submitted to them for review at least 14 days prior to execution. The Design-Builder, Architect, Consultants, and Contractors shall not be required to execute certificates or consents that would require knowledge, services or responsibilities beyond the scope of their services.

§ 15.3    Written Notice
Written notice shall be deemed to have been duly served if delivered in person to the individual, to a member of the firm or entity, or to an officer of the corporation for which it was intended: or if delivered at. or sent by registered or certified mail or by courier service providing proof of delivery to, the last business address known to the party giving notice,

§ 15.4    Rights and Remedies
§ 15.4.1    Duties and obligations imposed by the Design-Build Documents, and rights and remedies available thereunder, shall be in addition to and not a limitation of duties, obligations, rights and remedies otherwise imposed or available by law.

§ 15.4.2    No action or failure to act by the Owner or Design-Builder shall constitute a waiver of a right or duty afforded them under the Contract, nor shall such action or failure to act constitute approval of or acquiescence in a breach thereunder, except as may be specifically agreed in writing.

§ 15.5    Tests and Inspections
§ 15.5.1    Tests, inspections and approvals of portions of the Work shall be made as required by the Design-Build Documents and by applicable laws, statutes, ordinances, codes. rules and regulations or lawful orders of public authorities. Unless otherwise provided, the Design-Builder shall make arrangements for such tests, inspections and approvals with an independent testing laboratory or entity acceptable to the Owner, or with the appropriate public authority, and shall bear all related costs of tests, inspections and approvals. The Design-Builder shall give the Owner timely notice of when and where tests and inspections are to be made so that the Owner may be present for such procedures. The Owner shall bear costs of (1) tests, inspections or approvals that do not become requirements until after bids are received or negotiations concluded, and (2) tests, inspections or approvals where building codes or applicable laws or regulations prohibit the Owner from delegating their cost to the Design-Builder.

§ 15.5.2    If the Owner determines that portions of the Work require additional testing, inspection or approval not included under Section 15.5.1, the Owner will instruct the Design-Builder to make arrangements for such additional testing, inspection or approval by an entity acceptable to the Owner, and the Design-Builder shall give timely notice to the Owner of when and where tests and inspections are to be made so that the Owner may be present for such procedures. Such costs, except as provided in Section 15.5.3, shall be at the Owner’s expense.

§ 15.5.3    If such procedures for testing, inspection or approval under Sections 15.5.1 and 15.5.2 reveal failure of the portions of the Work to comply with requirements established by the Design-Build Documents, all costs made necessary by such failure shall be at the Design-Builder’s expense.

§ 15.5.4    Required certificates of testing, inspection or approval shall, unless otherwise required by the Design-Build Documents, be secured by the Design-Builder and promptly delivered to the Owner.

§ 15.5.5    If the Owner is to observe tests, inspections or approvals required by the Design-Build Documents, the Owner will do so promptly and, where practicable, at the normal place of testing.

§ 15.5.6    Tests or inspections conducted pursuant to the Design-Build Documents shall be made promptly to avoid unreasonable delay in the Work.

§ 15.6    Confidential Information
If the Owner or Design-Builder transmits Confidential Information, the transmission of such Confidential Information constitutes a warranty to the party receiving such Confidential Information that the transmitting party is authorized to transmit the Confidential Information. If a party receives Confidential Information, the receiving party shall keep the Confidential Information strictly confidential and shall not disclose it to any other person or entity except as set forth in Section 15.6.1.

§ 15.6.1    A party receiving Confidential Information may disclose the Confidential Information as required by law or court order, including a subpoena or other form of compulsory legal process issued by a court or governmental entity. A party receiving Confidential Information may also disclose the Confidential Information to its employees, consultants or contractors in order to perform services or work solely and exclusively for the Project, provided those employees, consultants and contractors are subject to the restrictions on the disclosure and use of Confidential Information as set forth in this Contract.

§ 15.6.2    Each Party agrees to hold as confidential the terms of this Agreement, except that in the case of Owner as a publicly traded company, Owner may have a duty or obligation to disclose the Agreement to the Securities and Exchange Commission (SEC) if Owner determines that this Agreement constitutes a material definitive agreement requiring, public disclosure to fulfill its obligations under United States securities law. If Owner determines that public disclosure of the Agreement to the SEC (and made available to the general investing public) is required under applicable law, Owner shall notify Design-Builder of Owner’s planned disclosure, and KindredBio shall be permitted to make such disclosures and shall have no liability to the other for any such disclosures.

§ 15.7    Capitalization
Terms capitalized in the Contract include those that are (1) specifically defined, (2) the titles of numbered articles or (3) the titles of other documents published by the American Institute of Architects.

§ 15.8    Interpretation
§ 15.8.1    In the interest of brevity the Design-Build Documents frequently omit modifying words such as “all” and “any” and articles such as “the” and “an,” but the fact that a modifier or an article is absent from one statement and appears in another is not intended to affect the interpretation of either statement.

§ 15.8.2    Unless otherwise stated in the Design-Build Documents. words which have well-known technical or construction industry meanings are used in the Design-Build Documents in accordance with such recognized meanings.

ARTICLE 16    SCOPE OF THE AGREEMENT
§ 16.1    This Agreement is comprised of the following documents listed below:

.1	AIA Document A141™-2014, Standard Form of Agreement Between Owner and Design-Builder

.2	AIA Document A141™-2014, Exhibit A, Design-Build Amendment. Draft Copy

.3	AIA Document A141™-2014, Exhibit B, Insurance and Bonds

.4	Exhibit C, Addendum l & Proposal “The Proposal”

.5	Not Used.

.6	Other:

This Agreement entered into as of the day and year first written above.

/s/ Denise Bevers OWNER (Signature)	/s/ Matt Hoover DESIGN-BUILDER (Signature)
Denise Bevers (Printed name and title)	Matt Hoover Business Operations Manager (Printed name and title)

TEXT MARKED BY [* * *] HAS BEEN OMITTED PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT AND WAS FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.
Addendum 1 to CRB Construction Proposal dated January 24th, 2018 (the “Proposal”)
This Addendum is effective as of February 13, 2018 (the “Effective Date”) by and between CRB Builders, LLC (“CRB”) and Kindred Biosciences, Inc. (“KindredBio”).
Commercial Summary
This Addendum, as more fully provided in the proposal. is to provide the scope of work to be provided by CRB for the Construction Manager/General Contractor (CM/GC) services for the construction and renovation of KindredBio’s manufacturing facility located in Elwood, KS. The Parties acknowledge that the overall scope, costs, parameters, including subcontractors selection, and then actual design, demolition, renovation, construction, and other activities are on-going, and require that the parties enter into the material agreements identified under the “Terms and Conditions” below. However, this Addendum and the Proposal include elements of pre-design development, pre¬construction activities (including obtaining contracting bids), and that CRB will be incurring costs until the material agreements are entered into, that this Addendum is to permit that those “start-up” activities may be incurred and invoiced to KindredBio under this Addendum. Start-up activities will not include any actual construction activities of any kind and this Addendum will be superseded and replaced once the Parties enter into the material agreements identified under the Terms and Conditions below.
CRB has aligned an actual staffing plan to our current milestone schedule. Our staffing plan was developed with a solid understanding of the project scope requirements. We have considered our proposed scope of work as laid out above, and have planned the staff we feel is adequate to perform and execute all of the project needs. We have attached our staffing plan and general conditions plan to this proposal, for complete transparency with our expected expenses, hourly bill rates, and levels of effort expected during each month of the project duration. Our CM/GC price offering for the Design-Assist approach to this Design-Build project is as follows:
Staffing and Expense

CRB Construction Project Labor—includes On-site and office support (see plan for detail):	$[* * *] USD.
CRB General Condition Expenses—(see plan for detail):	$[* * *] USD.
Total for CRB Construction Management Team--	$[* * *] USD.
Scope of Work
CRB’s scope of work will include all pre-construction and planning activities as described in further detail in the original proposal referenced within this Addendum. Any scope of work performed and invoiced under this Addendum shall be accounted for, and credited against any stated compensation amounts statedi/nserted into Section 2.1.1 of the AIA-A141 Design-Build Agreement where this Addendum may be added for reference.

Fee and Insurance
Fee will be charged at a rate of [* * *]% on all at risk, direct cost of work, procured through CRB’s books
CGL is a legally required general liability insurance policy, insurance will be charged at a rate of [* * *]% on all at risk. direct cost of work, procured through CRB’s books
Terms and Conditions
Existing terms and conditions (attached on the last two pages herein - page 25 and 26) in place for design activities will govern pre-construction activities being performed. Once completed and executed, the enclosed AIA-A141 Design-Build Agreement Terms and Conditions, including A141 Exhibit A and A141 Exhibit B. will supersede and govern CRB detailed design and construction services until project completion, and the remaining work to be performed under the Proposal shall be incorporated and continue in accordance with those agreements.
Termination
This Addendum shall continue until terminated by a Party or by the Parties, or once the parties enter into the material agreements noted under the Terms and Conditions, whichever occurs first.
KindredBio may terminate this Addendum at any time, with or without cause, upon thirty (30) days prior written notice to CRB.
Effect of Termination or Expiration. Termination or expiration of this Addendum through any means and for any reason shall not relieve the Parties of any obligation accruing prior thereto and shall be without prejudice to the rights and remedies of either Party with respect to any antecedent breach of this Agreement. Any termination by CRB shall not relieve Company of its obligation to complete any services initiated as of the date of termination. If this Agreement is terminated prior to the initiation of any services, CRB shall refund to KindredBio all amounts paid to CRB for such uncompleted services.
In the event of termination, CRB shall provide a detailed list of services completed, with the associated actual cost to complete, seeking mutual agreement and payment for those services completed. If an agreement cannot be reached, resolution shall default first to mediation, followed by arbitration, if necessary.
Compensation
CRITs Services for the efforts listed in this proposal will be invoiced on a monthly basis. based on actual costs and expenses applied to the job for that month. CRB will submit our pay application for payment no later than the 10th day of each month following month end closeout. Payment shall be provided within thirty (30) days from receipt of application for payment.
The labor and general condition costs are based on the current milestone project schedule, labor plan, and general condition expense plan (attached). If the project duration extends substantially beyond that indicated in this proposal, we will meet with KindredBio

2

representatives to determine a fair adjustment to the contract value. CRB would then issue a change order notice for the agreed amount.
We look forward to working with you on this project. If this proposal is acceptable to you, please sign below in the space provided signifying your approval to proceed based on this agreement and return the original to me. Please call me if you have any questions or comments.

Sincerely,	Authorization to Proceed
CRB Builders, LLC Austin Christenson, PE Project Director Enclosures:	Kindred Biosciences, Inc. Company Signature Denise Bevers Printed Name
Labor and GC schedules Project Milestone schedule Construction Services Proposal Professional Services Terms & Conditions AIA A141 Design-Build Contract Documents (Agreement, Exhibit A, Exhibit B)	Chief Operating Officer Title 2/16/2018 Date

3

January 24th, 2018
Victoria Leitman
Associate Director, Program Management, Biologics
KindredBio
1555 Bayshore Highway, Suite 200
Burlingame, CA 94010

Re:	CRB Construction Manager/General Contractor Services Proposal for the Elwood, KS Facility Renovation
Dear Ms. Leitman:
The CRB team has compiled the following proposal to provide KindredBio with a field team and execution plan for successful completion of the bio production and fill/finish areas, with an emphasis on completing fill/finish as early as possible, ahead of the remainder of the facility.
We have thoughtfully compiled an integrated project execution plan, incorporating multiple parties — including design, KindredBio, equipment vendors, and subcontractors, paired up with our experienced construction team, to successfully create a fully integrated project execution approach. CRB intends to deliver this project as a design-build project, with mechanical, electrical, and plumbing driven design-assist support, to best expedite the completion date. We plan to onboard key MEP and demo subcontractor partners almost immediately, utilizing a proven time and material open book structure. By leveraging competitively negotiated techniques, CRB can help control cost by locking in pricing up front, for all typical subcontractor cost variables, such as hourly labor rates, percent markups for materials, overhead, and profit, allowing for a quick selection process and an early start in the field, while still getting the best qualified and most cost effective partners for the project team.
Our proposal intends to provide the following for KindredBio’s consideration:

•	A brief explanation of our approach strategy, including descriptions of our proposed scope of work, along with our roles and responsibilities matrix, guiding how CRB plans to execute this project

•	Current CM/GC cost summary, backup attached, to reflect an updated design-assist staffing approach and timeline

•	An updated milestone schedule reflecting a design-assist approach
We understand that this project is important to KindredBio and it is very important to CRB as well. We look forward to the opportunity to discuss any further questions with the KindredBio team and are optimistically ready to get started immediately.
Sincerely,
/s/ Austin Christensen
Austin Christensen
Project Director

Table of Contents
Project Execution Plan/Scope of Work
Assumptions and Clarifications
Estimate Summary
Roles/Responsibilities Matrix
Schedule

Project Execution Plan/Scope of Work
Introduction
CRB is planning our approach for this project to be executed as a design-build lean integrated delivery, paired with utilizing key subcontractors for MEP design-assist, focused on bringing innovative design and construction best practices in order to deliver the project on schedule at a target value cost. CRB is proposing to serve as the prime contractor taking overall responsibility for engineering, procurement (less process equipment), construction, and commissioning, to prepare KindredBio for Qualification and Validation. CRB will bring in manufacturers, suppliers, and subcontractors at the right time to lead installation scopes. The benefits to KindredBio are the strengths of the firms’ relationships and the team members’ collective experience. The key to successful completion of this project will be timely planning and execution of various functions throughout the project duration. Attached you will find our project execution plan, roles and responsibilities example for your reference, defining every task required of a construction project and who is responsible for executing each of those tasks.
Lean Project Delivery and Integrated Design-Assist Based Approach
CRB proposes that this project leverages system based delivery principles. Each system will have an integrated project delivery team consisting of leadership, engineering, construction management, vendors, subcontractors, startup, and KindredBio professionals. Each team will be responsible to deliver that system at the target value design while controlling cost, schedule, and scope of the system. CRB believes this strategy is the best way to achieve KindredBio’s business case goals.
This project will be executed using lean integrated project delivery (IPD) leveraging the early onboarding of critical vendors, such as long lead equipment suppliers, demo contractors, and MEP sub-contractor trades. Key MEP subcontractors will be on-boarded as the equipment location and room boundaries are set. This project execution tool will help assure certainty in quality and performance while achieving all other goals such as safety, cost, schedule, and quality. All design will be done utilizing a BIM 3D model including current work already complete during the conceptual phase. This model will be shared with the key design-assist MEP trades, to serve as their starting point for detailed routing and layout shop drawings, which we will ultimately utilize for installation in the field. Having this model also allows these trades to perform pre-fabrication in their shops, minimizing time and coordination efforts in the field, which allows for quicker, cleaner install and better quality control. CRB will be fully engaged in these efforts by providing the lead BIM coordination role, ensuring all trades, design, and KindredBio are participating in weekly coordination efforts. This all-inclusive design-assist pre-planning and prefabrication team, will drive a “right the first time” approach, minimizing design and field installation coordination issues. This results in a quicker and more cost effective delivery, by reducing field clashes, RFI’s, or potential re-work that typically causes delays to a project. Additionally, our field team will be executing last planner and pull planning sessions with the subcontractors on site, to drive deeper understanding of trades and how they interact and are dependent on each other for success. Pull planning leads to more collaborative field teams, which increases schedule speed and accuracy.

Project Execution Plan/Scope of Work
Scope of Work
Pre-construction
Subcontractor and Vendor Onboarding
The following activities will be completed as necessary, to ensure we bring the right subcontractors and suppliers to the project team. CRB in many instances, has already completed these activities with many of our preferred vendors, expediting approvals.
•    Prequalification of Subcontractors and Vendors
Evaluation of the Environmental, Health and Safety (EHS) qualifications of CRB’s potential subcontractors and second-tier subcontractors is a vital component of the selection process. The process of pre-qualification or pre-screening is a proven, proactive EHS improvement strategy. Selecting subcontractors and sub-tier subcontractors who are aligned with CRB’s EHS philosophy and culture provides for a safer workplace, protection of the environment and enhanced project execution. The subcontractor prequalification process allows CRB to make subcontractor selections based on objective and quantifiable information. Qualification of vendors would also include confirming their capabilities and financials are aligned with the project needs.
•    Scope Breakdowns, Bid Packages, and Bid Tabulations
We understand how critical it is to develop thorough scopes of work for each package to avoid the risk of gaps or overlaps. For this project, as time allows, we will develop bid packages and perform bid tabulations for competitive pricing, engaging the design team for scope confirmation on higher risk packages, such as process instrumentation and controls, for example. This collaborative strategy, helps to pinpoint risk, and minimize change order requests from the field.
All packages being awarded, negotiated (MEP design-assist) or competitively bid, will have pre-bid meetings to properly align all potential vendors on scope and expectations to promote fair and equal opportunity. Following receiving proposals and pre¬award, CRB will hold a post-bid meeting with finalists to confirm scope, schedule, and pricing are all inclusive, at which point CRB will issue a recommendation to award (RTA) to KindredBio for mutual agreement and funding approval, followed by contracts being generated for the approved vendor. CRB will invite and encourage KindredBio to be a part of these meetings. Meeting minutes will be generated and distributed to the subcontractor and other project stakeholders following the meeting.
•    Procurement
As soon as CRB is given a notice to proceed, we will work to identify all long lead MEP equipment (process equipment is being purchased by KindredBio thru Pall), support bid packages and the bidding process, to confirm all long lead materials and equipment are scope inclusive, fairly priced, and purchased within the time frame required to meet our proposed schedule for completion. CRB will work to secure firm and fair pricing for our MEP Design-assist partners and get them on boarded in a timely manner to support the project schedule. Where time allows, generally on architectural packages, CRB will competitively bid these scopes of work and subcontract with successful bidders to facilitate submittal approvals and material orders.
CRB will include any/all KindredBio preferred vendors in our efforts and will not commit any project costs without KindredBio’s buy-in. Generally, when time does not allow for competitive bidding, CRB will sit with KindredBio and take a team approach to onboarding trusted vendors on a negotiated Time and Material basis. This effort will apply to MEP support equipment and other necessary subcontracts and purchase orders (PO) for the project. It is understood KindredBio will issue PO’s for all Process Equipment, directly. CRB and KindredBio would need PO’s in place for direct purchase funding, in order for final commitments to be executed with suppliers and subcontractors.
Project Execution Plan/Scope of Work
Constructability
CRB will perform both informal/internal (over the shoulder reviews) and formal constructability reviews at the 500/e stage of each design package during detailed design. This effort occur in parallel with owner review durations as to not have a schedule impact, and will be documented via our project execution plan (PEP) and reviewed and approved by KindredBio. CRB will use these reviews as an opportunity to collaborate with the team to focus on the best solutions for both budget and schedule.
CRB Construction Services Group will interface in-house and via formal design reviews to continually coordinate project needs, scope development, and schedule demands. As design progresses, our responsibility will shift to taking the lead with our design-assist partners to provide additional design deliverables, constructability input, pricing updates, and contribute additional detail to the overall schedule. Additionally, CRB will serve as the lead for all BIM model coordination, checking that all scopes of work and trade contractors are fully coordinated in their routing plans for the project. This integrated approach will result in greater information sharing and collaboration throughout the project, as well as effectively leveraging the knowledge of the MEP trades to streamline specific construction activities, minimize project risk, and eliminate waste throughout the process.
Logistics Plan
CRB has a proven track record that demonstrates our understanding of logistical challenges that are unique to each project and site. We understand the importance to carefully plan the logistics to maximize the efficiency of project execution. The logistics plan is a critical document that will be included with bid packages to define the site specific requirements to subcontractors, including staging and staggering work areas. We will also develop equipment-specific logistics confirming the path of travel, dimensional clearances, weights, and similar data to confirm that equipment can be routed to its installed location without conflicts.
Target Value Design-Variance Log Trending Budget
It is imperative for the entire team to have immediate and consistent communication with all members to best see that the project design progresses within the target cost and schedule. We will start by establishing a baseline of the project estimate and associated design teams, Basis of Design (BOD) scope of work. From there, we will create a tending log, called the variance log. This log will be updated weekly and will capture all changes in scope from the BOD, through Issue for Construction (IFC) documents and final project buyout. This log will list, track, and trend all known scope and schedule changes, and each item will be accompanied by an estimated cost or savings. This log will allow CRB and KindredBio the ability to, essentially maintain a real time cost trend, so decisions can be made effectively and efficiently, understanding the impact to the project’s budget and timeline. This process will help provide ongoing cost accuracy for the project, with the intention of delivering the project without price or schedule surprises, you may see in a traditional, phase gate type approach.
Project Execution Plan (PEP)
The CRB Project Execution Plan (PEP) is a proven comprehensive construction management plan of best practices utilized corporately to maximize operational results. We have developed a proprietary program which contains numerous documents and flow charts for each phase of the project and individual hyperlinks to the referenced, associated logs, documents, forms, etc. The PEP is customized and tailored specifically for each project to comply with all KindredBio requirements. Once the PEP has been generated it will be submitted for review and approval and ultimately issued to project stakeholders.

Project Execution Plan/Scope of Work
Construction Schedule
In an effort to provide KindredBio a robust and realistic project schedule, CRB intends to implement a “lean” philosophy that includes proactive and collaborative development with our subcontractors to execute, manage, control and report a complete and accurate plan. All schedule activities will be created using a last planner thought process, where we work backwards from the desired completion date, in order to set start by dates for activities. We will utilize P6 as our scheduling platform and the attached milestone schedule as the starting point to flush out the specific details as scope definition is developed. In addition to expanding the construction activities already in the current proposed schedule, CRB will engage and utilize Pull Planning on-site with suppliers, subcontractors, and KindredBio site staff, to visually plan and coordinate site activities on a weekly basis as construction begins.
We will work to finalize any open long-lead equipment and material items not already procured by KindredBio, and confirm the submittal process is followed closely, so the project isn’t delayed with the submittal process. In order to track key submittals for long lead MEP equipment and other materials, CRB will develop a detailed submittal schedule, listing out all project submittals required on the job, their lead times, and various action dates associated with them. This will be part of the subcontractor’s contract package. to abide by and meet these critical dates. The submittal schedule will show “need by dates,” “approved by dates,” “ordered by dates” and “delivered by dates” for all critical components.
CRB will support KindredBio and their third party COV vendor in these efforts by planning and executing startup readiness checks by system and relative subsystem to ensure that the project is constructed in a manner that helps drive startup and operational readiness. We will work with KindredBio’s COV team and schedule to coordinate the required documents and their due dates in advance.
Environmental Health & Safety Plan
Safety is our first concern and a priority for all activities on site. A combined CRB/KindredBio project specific EH&S plan will be developed, approved, and implemented on site. Prior to their first day on the job, each subcontract employee that will be working on site will attend a brief specific training orientation that will be provided by CRB, to ensure each employee understands the expectations and requirements of working on this project. CRB will adamantly require all workers follow all OSHA rules and regulations while working. Proper PPE, daily JHAs, daily work permits, weekly audits, weekly meetings and monthly inspections are some of the tools that will be implemented to manage safety. These are merely tools however, it is the proper utilization of these tools combined with proper training, mentoring and creating a “safe culture” on the job, is what transforms a good EHS plan into an effective practice. CRB can and will make this a safe and successful project.

Project Execution Plan/Scope of Work
Project Controls
CRB utilizes a rigorous project controls program to forecast, monitor, control, and report project progress measures. The progress measures include cost, the associated change control and project risk management. CRB will adapt our program to comply with KindredBio’s project controls requirements and reporting.
•    Change Control and Change Management
The initial budget will be established and baselined, once agreed upon by all parties, typically utilizing the CRB BOD level detailed estimate as a starting point. Original budget packages will be established for each bid package. After award, all changes will be handled through change management process, utilizing the variance log. Change control and forecasting for the project will be managed on a weekly basis throughout the project. During the project’s progression, CM team members and subcontractors will identify potential changes to the scope to the CRB project manager and cost control. These changes will be captured on a change forecast log and reviewed with KindredBio. A rough order of magnitude cost will be identified on this log, The team collectively agrees whether the forecasted change is a legitimate change to the project and if there is agreement to proceed with the change. If yes, a detailed change notice will be developed outlining the scope of the change and the associated cost. If a change also impacts any milestone dates, a description of the schedule impact will be included. CRB will not proceed with the work outlined in the change notice until written authorization is received by the KindredBio PM. A list of all change notices for the project will be maintained by CRB.
•    Open-Book Cost Control
CRB will administer project cost controls and financial accounting in a completely transparent environment with KindredBio. In addition to a functional estimate, CRB’s cost control and change management philosophy allows for complete cost transparency within the project team. Our open-book approach for project financials is achieved with a cost control system that monitors costs in real-time. We jointly develop the cost breakdown with stakeholders and review it with the backup information that feeds it. All direct cost receipts/invoices for subcontracts, purchase orders and CRB internal costs are provided with each invoice. Open-book for CRB is truly open, as we do not have internal profit centers, our fee is truly our fee.
•    Collaboration
To ensure cohesive, streamlined and timely communication, CRB utilizes a software package called PMWeb. This software allows all team members, from the owner, CM, A/E and subcontractors, to communicate through a unified platform. PMVVeb is a document management and collaboration tool that permits on¬demand file availability, revision control, and activity monitoring and reporting. CRB leverages the file sharing capabilities of the document manager to streamline collaboration with both clients and subcontractors. PMWeb provides several features such as RFI and submittal workflows tied to each of the document types to expedite and automate the review and approval processes. CRB will provide training to KindredBio and subcontractors to effectively utilize this tool.

Based on the accelerated schedule, CRB will implement submittal review “parties” for complex and/or critical path submittals. These meetings will be scheduled with all stake holders that are impacted by the submittal so that we leave the meeting with an approved submittal to avoid the standard submittal workflow that may take longer due to the volume of comments and clarifications that need to be addressed. We will also leverage both CRB engineering and subcontractor interaction to keep submittals to a lean requirement.

Project Execution Plan/Scope of Work
Performance and Progress Reporting
Our construction team will hold various status meetings and provide a few key reports to document project performance and progress.
•    Meetings and corresponding minutes

•	Will hold weekly OAC meetings, to coordinate project status, issues, RFI’s, submittals, and other action items

•	Will hold weekly subcontractor/vendor coordination meetings

•	Will hold weekly BIM model coordination meetings with key partners until no longer required

•	Will participate in weekly, or as necessary, COV planning meetings with KindredBio and 3rd party validation group, until proper document and closeout plans are in place

•	Will hold a monthly internal project status executive review with our risk management group

•	Will hold a monthly client executive status meeting, or on a reoccurring basis approved by KindredBio
•    Reporting

•	Will document daily field activity via daily field reports, tracking trades and manpower on site, generally summarizing activities being completed

•	Will provide a weekly overall project schedule update

•	Will run weekly submittal and REI reports to track status and make sure nothing falls behind

•	Will submit monthly progress invoicing pay applications to KindredBio for processing payments

•	Will complete all safety paperwork and permits as necessary

•	Will issue a monthly project status report, including progress, schedule, budget, safety, issues, and other important project info
Regulatory and Permitting
It is understood that there is not an official city inspection or permitting process for Elwood, KS; Therefore, we do not anticipate much, if any, coordination or planning efforts to take place with any jurisdiction. CRB will still plan to design and install the work, according to current IBC and other building codes, to ensure the facility meets all life/safety code requirements. Additionally, the design will be built around FDA, EMA, and USDA regulatory requirements to support validation of the facility.
Quality Program
The intent of any quality program is to place additional attention on the phasing and means and methods utilized during construction in order to meet or exceed the level of quality defined in the contract documents and industry standards. The field quality program which CRB utilizes places additional emphasis on the planning process. For each component of work, the field team meets with the installing trade contractor approximately one week in advance to comprehensively review the plan for starting the work reviewing items such as submittals, status of materials, field inspection and testing expectations, logistics, safety, and operational impacts. An action list will be developed for resolution prior to starting that feature of work. The second phase occurs the day before work is scheduled to start, serving as a final readiness check and with the end result being a “go” or “no go” decision to start. The third phase represents the ongoing testing and inspections established in the specification and quality matrix. This emphasis on the planning process helps achieve a “right-the¬first-time” installation with an overall goal of eliminating delays and rework.
At the beginning of a project, a field quality plan will be developed. Every testing and inspection requirement indicated within the construction documents will be identified within this field quality plan along with other CRB quality requirements. During the construction process, all of these requirements will be accomplished and documented. All non-conforming work must be logged. Also, any high-risk construction issues will be determined and specific planning.
Project Execution Plan/Scope of Work
Our Field Quality Program will document:
Pre-construction conditions

•	Certified installers

•	Equipment startups

•	Wall and ceiling closures

•	Work activity completions

•	Concrete placement activities

•	Various materials and systems testing

•	Specification, Drawing, and Approved Submittal confirming adherence through inspections

•	Follow-up on quality issue
A plus with CRB’s field quality program is the in-spec process. This is a process in which the work being installed is checked against the actual specification to ensure that the work is in spec. A copy of the specification is used and the findings are documented. Re-inspections will continue until all conditions of the specification are met.
There will be a specific CRB project team member assigned to the responsibility of overseeing the field quality program. This team member will be assigned at the beginning of the project and his or her name will be indicated in the project specific plan. This person, along with the project team, will discuss the aspects of the program with the subcontractors. Follow up with the subcontractors requirements and responsibilities along with inspections and witnessing of testing will be the field quality representative’s responsibility.
CRB will also conduct pre-installation meetings, perform pre-installation inspections, off-site inspections, closure inspections, and work completion inspections along with its subcontractors.
Field Quality Plan Contents
Pre-construction meetings are held with each subcontractor to discuss how they plan to manage quality on the project and to discuss any issues with the project requirements.
Certifications & qualifications are requirements of the project specifications that have been identified for tracking of the required documentation. Subcontractors must provide certifications before beginning work.
On-site inspections are required by project specifications and documented where applicable. The requirements for inspections are listed, performed and documented. Any issues found are logged and followed up on until corrected. Inspections are listed as:

•	Inspections

•	Verifications

•	Examinations

•	On-site clean build process to ensure cleanliness of installed systems, i.e. sealed ductwork and capped piping
Off-site inspections will be required by the project specifications for off-site fabrication of skidded equipment. They are handled using the same forms as the on-site inspections. These FAT’s will be limited to what KindredBio requires, and CRB will attend these if required.
Testing, adjusting and balancing are requirements of the project specifications. These requirements are listed, performed and documented. Any issues found are logged and followed up on until corrected.
Start-ups are requirements of the project specifications. Also identified is the requirement for start-up support from the manufacturer or skid supplier.
Lessons learned sessions will be completed either by phase or at the completion of the project.
CRB is focused on delivering a quality project for each client. Our comprehensive quality program provides the deliverable that meets or exceeds the owner’s expectations.

Project Execution Plan/Scope of Work
Commissioning, Closeout, and Turnover
Commissioning and Qualification Phase
The success of this project will not simply be measured by completing design or reaching a mechanical completion date. True success can only be achieved through successful completion of commissioning and qualification activities and the subsequent licensure of the facility. Having worked almost exclusively in the life sciences industry for more than 30 years, CRB fully understands and appreciates the significance of the end goal for cGMP regulated facilities - successful licensure by the governing agencies with jurisdiction over the facility and the product. It is from that knowledge and experience that we recognize the importance of integrated C&Q activities early on in the design and construction process, providing a significant overlap period between the design, construction and C&Q teams.
KindredBio’s project roadmap will need to clearly identify the required C&Q and quality assurance activities planned through a project life cycle. To ensure project success, CRB plans to play an active role in coordination and planning with KindredBio and your selected CQV vendor, so this process is planned early, and completed promptly.
Close-Out/Turn-Over Phase
Successful close-out begins at the project kick-off meeting and is continually managed through each phase of the project. We have knowledge and experience with similar facility close¬out expectations and deliverables. These expectations will be specified in our scopes of work and discussed with each subcontractor at the pre/post-bid scope meetings.
CRB will begin collecting, organizing and establishing close-out files with the start of the project. This process will continue during construction to ensure all close-out deliverables have been received and documented in preparation of system turn-overs. Weekly redline updates will be managed with an on-site set of drawings. Based on the nature of this project and lean engineering deliverables, this set of documents will be the most up-to-date design for the project. These documents will be controlled by the construction manager. CRB plans to turn over the redlines by system so that redline-blackline conversions can be accomplished as construction is completed rather than waiting to do all near the end of the project.
Prior to the final completion of the project, CRB will compile, from all subcontractors, installers, and suppliers; manufacturers’ operations and maintenance manuals, material and labor warranties and guarantees, certificates, etc. and index such documents in an organized manner. This information will then be furnished to the owner via electronic turn-over. At a minimum, the following will be included:
A set of marked-up drawings and specifications to the architect/engineer showing all changes for “record drawing” purposes.
A complete set of all testing reports and equipment warranties.
A complete and organized set of all vendor supplied documentation.

A complete set of vendor information and operation/repair manuals for the facility.
A complete set of certification records, calibration documentation, welding documentation and inspection reports.
All equipment and system start-up and commissioning efforts will be documented and verified.
A complete and organized set of all contract documents in addition to meeting minutes, project control logs, reports, warranties and guarantees.
Project Execution Plan/Scope of Work
Commercial Summary
CRB has aligned an actual staffing plan to our current milestone schedule. Our staffing plan was developed with a solid understanding of the project scope requirements. We have considered our proposed scope of work as laid out above, and have planned the staff we feel is adequate to perform and execute all of the project needs. Although this appears to be, and indeed is, a great deal of work, our staff is experienced in our policies and procedures and we are confident we can efficiently and effectively execute this project with KindredBio, making it not only a great experience, but also a very successful one. We have attached our staffing plan and general conditions plan to this proposal, for complete transparency with our expected expenses, hourly bill rates, and levels of effort expected during each month of the project duration. Our CM/GC price offering for the design-assist approach to this design-build project is as follows:
Staffing and Expense

•	CRB Construction Project Labor—includes On-site and office support (see plan for detail):
$[* * *] USD.

•	CRB General Condition Expenses—(see plan for detail):
$[* * *] USD.

•	Total for CRB Construction Management Team--
$[* * *] USD.
Fee and insurance

•	Fee will be charged at a rate of [* * *]% on all at risk, direct cost of work, procured through CRB’s books

•	CGL is a legally required general liability insurance policy, insurance will be charged at a rate of [* * *]% on all at risk, direct cost of work, procured through CRB’s books
Assumptions and Clarifications
Assumptions and Clarifications

•
We assume that the existing site is in compliance with all local, state and federal codes. Any unknown code compliance issues uncovered in the code review will be discussed with the Owner and a plan of action will be developed. Code remediation beyond normal issues associated with the project is not included in this proposal.

•
If not already provided, Owner will provide CRB with a list of all hazardous or toxic materials planned to be used in the facility, by quantity and by location along with MSDS sheets. CRB will file these on site as required by OSHA.

•
We have not included commissioning and qualification services in this proposal, however document planning and turnover documentation mapping, necessary for the 3rd party CQV vendor, working directly with KindredBio, we have included coordination with them, so that the COV process can start as early as possible and can be executed as efficiently as possible. Our intent would be to ensure that KindredBio is NOT waiting on CRB to provide documentation at the project end, it would all be laid out and planned in advance, populated and turned over to KindredBio as they occur.

•
Our staffing and expense pricing is based on the project timeline included, if substantial changes to the schedule occur, not of CRB’s control or fault, potential extensions could require additional funding.

•	We have not included any overtime for working 2nd shifts or weekends on this project. If schedule acceleration is required, pricing can be provided as requested.

•
CRB understands KindredBio is taking care of scoping, pricing, and purchasing process equipment for this project. CRB would support and be responsible for receiving deliveries, check-in receipt paperwork, and setting/installing this equipment within the facility.

•
CRB would manage the site EHS program per CRB standards and would plan to incorporate any/all KindredBio EHS requirements into an overall Project EHS Manual, from which the safety program would be executed.

•
Our General Conditions costs assume we will office inside the existing facility and will not have office trailers on the property. KindredBio would be responsible for phone, internet, and electrical needs for our office area, and will pay for all monthly facility utility bills associated with use. CRB will provide porta johns for all subcontractor restroom facilities, and would not plan to use any of the existing facilities during construction.

•
Any survey, testing, or other 3rd party costs, tap or permitting fees, as well as items such as temporary partitions, cleaning, final clean, or equipment rentals will be subcontracted by CRB as direct project costs and are not included in our general conditions.

•
We have included construction phase modeling coordination efforts for the 3D design model, to manage and lead all Design¬Assist MEP partners’ model layout and coordination efforts. This would include weekly coordination meetings with minutes, clash detection, and contractor crated fabrication ready models, to support pre-fab work as necessary to successfully execute this project.

Estimate Summary
KindredBio
Date
Project Requirements

FIELD SUPERVISION
Moving Expense	0	ls	$[* * *]	$[* * *]
Per diem Living Expense	0	mon	$[* * *]	$[* * *]
Travel Expenses	15	mon	$[* * *]	$[* * *]
Meals--safety lunches	10	mon	$[* * *]	$[* * *]
Misc. Costs	10	mon	$[* * *]	$[* * *]
Staff Pick-up Truck/Autos	10	mon	$[* * *]	$[* * *]
Staff Pick-up Truck: Fuel,Oil,Part	10	mon	$[* * *]	$[* * *]
Safety Lunches---Subs	9	mon	$[* * *]	$[* * *]
Field Supervision Total FIELD OFFICE DIRECTS					$[* * *]
Office Trailer Rental (per Trailer)	0	mon	$[* * *]	$[* * *]
Storage Trailer Rental	0	mon	$[* * *]	$[* * *]
Trailer Delivery/Removal (per Trailer)	0	ls	$[* * *]	$[* * *]
Trailer Set-up (per Trailer)	0	ea	$[* * *]	$[* * *]
Trailer Elect Hook-up	0	ls	$[* * *]	$[* * *]
Trailer Elect Consumption		mon		By Owner
Trailer Sanitary sewer connection		ls	$[* * *]	$[* * *]
Trailer Water Hook-up		ls	$[* * *]	$[* * *]
Trailer Water Consumption		mon		By Owner
Trailer Telephone equip/hook up	0	ls	$[* * *]	$[* * *]
Trailer Telephone & internet usage	9	mon	$[* * *]	$[* * *]
WiFI JetPack	0	mon	$[* * *]	$[* * *]
Trailer DSL usage		mon	$[* * *]	$[* * *]
Mobile Phone		ea	$[* * *]	$[* * *]
Mobile Phone Usage	30	mon	$[* * *]	$[* * *]
Radio Comm (WT)		ea	$[* * *]	$[* * *]
Trailer Housekeeping	9	mon	$[* * *]	$[* * *]
Office Supplies	10	mon	$[* * *]	$[* * *]
Office Equip/furniture	1	ls	$[* * *]	$[* * *]
Fax/Copier Lease		mon	$[* * *]	$[* * *]
Printer	9	mon	$[* * *]	$[* * *]
Computer Rental	28	mon	$[* * *]	$[* * *]
CRB IT Services	1	ls	$[* * *]	$[* * *]
Postage & Delivery Service	9	mon	$[* * *]	$[* * *]
Coffee machine/coffee	9	mon	$[* * *]	$[* * *]
Drinking Water-bottle & cups	9	mon	$[* * *]	$[* * *]
Safety & First Aid	9	mon	$[* * *]	$[* * *]
Fire Protection	2	ls	$[* * *]	$[* * *]
Hard Hats/Rain Gear	2	ls	$[* * *]	$[* * *]
Small Tools	2	ls	$[* * *]	$[* * *]
Project Signage	2	ls	$[* * *]	$[* * *]
BIM Box W/ IPAD	7	mon	$[* * *]	$[* * *]
Miscellaneous	1	ls	$[* * *]	$[* * *]
Misc. equipment	4	ea	$[* * *]	$[* * *]
Dumpsters	35	ea	$[* * *]	$[* * *]
Street Cleaning/Gravel laydowns	--	ls	$[* * *]	$[* * *]
porta potts	30	ea	$[* * *]	$[* * *]

- .

Final Cleaning	SF	$[* * *]	$[* * *]
cleaning labor for project site support	hrs	$[* * *]	$[* * *]
Field Office Directs Total	$[* * *]
HOME OFFICE SUPPORT
Travel Expenses/Misc.	9	trip	$[* * *]	$[* * *]
Contractor's License	ls	$[* * *]	$[* * *]
Legal Reviews/Consultants	hrs	$[* * *]	$[* * *]
Outside Consultants	hrs	$[* * *]	$[* * *]
Miscellaneous	ls	$[* * *]	$[* * *]
Home Office Support Total	$[* * *]
LABOR BURDEN, INSURANCE, BONDS
Errors & Omissions Ins.	ls	$[* * *]	$[* * *]
Trailer Contents Ins.	ls	$[* * *]	$[* * *]
Umbrella Policy	ls	$[* * *]	$[* * *]
Builders Risk	0 mon	$[* * *]	$[* * *]
Builders Risk Deductible	ls	$[* * *]	$[* * *]
Equip Floater Insurance	ls	$[* * *]	$[* * *]
Labor Burden, Insurance, Bonds Total	$ --
Project Requirements Total	$[* * *]	$[* * *]
$[* * *]
$[* * *]

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Management Labor Costs    Elwood, KS Production Renovation
KindredBio    Jan 23rd, 2018

[***]

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PEP-001    Roles Responsibilities Matrix

KEY

Responsible for executing the procedure
Accountable for timely and accurate completion (Approval Implied)
Support is available and should be utilized.
Input Required

Each Procedure must have R & A
PM MUST fill this out and post … key coordination document

Procedure No.		ROLES
	RESPONSIBILITIES	PMWeb	PM/Director	CM	Super	CE
Section 1	Safety	License	CHRISTENSEN	SKIDMORE	GENGE	RICE
1.3.1	Developing a Project Environmental Health & Safety Execution Plan		A	A	R	S
1.3.2	Pre-Qualifying Subcontractors		A		A	R
1.3.3	Mobilizing to the Site		R	A	S	R
1.3.4	Staffing for Safety		R	R	S	S
1.3.5	Conducting Contractor Alignment Meetings		S	R	S	S
1.3.6	Establishing the EHS Motivation Program		A	R		S
1.3.7	Establishing a Project Orientation Training Program			R		S
	Conduct Project Orientation & Responsible for Compliance			S	S	R
1.3.8	Collecting and Reviewing Subcontractor EHS documentation				A	S
1.3.9	Inspecting for Safety (All require One SafetyNet Inspection per week)		S	S	S	S
1.3.10	Reporting & Investigating Incidents		A	A	R	S
1.3.11	Reporting Safety Statistics (MIER)		A	R
1.3.12	Closing out the Project		A	A	R	R
Section 2	Quality
2.3.10	Substantial Completion Inspections, Punch List Creation			A	S	R
2.3.11	Manage Punch List Items			A	S
Section 3	Estimating
3.3.1	Understanding and Requesting Estimate Breakdowns		S	R	S	S
3.3.2	Estimate Hand-Off Meeting to Construction		R	S	S
3.3.3	Recasting the Estimate to Define Bid Package Budgets		R	S	S
3.3.4	Reviewing Bid Documents to Assess Changes		A	R	S	S
3.3.5	Challenging Change Order Requests		A	R	S
3.3.6	Providing Actual Project Costs to Estimating		R	S
Section 4	BIM

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Section 5	Constructability
Section 6	Logistics
6.3.1	Licensing		A	S	R	S
6.3.2	Developing 2D Logistics Plans			A	R
6.3.3	Developing Interior Logistics Plans			A	S
6.3.4	Temporary Construction Offices		I	R	S	S
6.3.5	Temporary Utilities		A	I	R	S
6.3.7	Permitting		N/A
6.3.8	Inspections		A	A	R	S
6.3.9	Signage			A	S	S
6.3.10	Logistical Closeout & Demobilization		A		R
Section 7	Scheduling
7.3.1	Software Acquisition		R		S
7.3.2	Pre-Schedule Development			A		R
7.3.3	Integrated Master Schedule Development		S	R	S	S, I
7.3.4	Schedule Control (Baseline)		S	R		S, I
7.3.5	Status Updates and Schedule Maintenance			A, I		R
7.3.6	Schedule Reporting		A	S	S	R
Section 8	Cost Controls
8.3.1	Project Opening - PMWeb	Full	A	I	I	R
8.3.3	Vision Planning (Set-Up & Maintenance)		R	S	S
8.3.4	Establishing Cost Codes (PMWeb)	Full	R	S	S
8.3.5	Project Point Numbers		R	S	S
8.3.6	Original Budget Input		R	S	S
8.3.7	Contracts (Prime)	Full	R	S	S
8.3.8	Change Management - Change Events	Full	A	R	S
8.3.9	Change Management - Client (Contract) Change Orders	Full	R	S	S
8.3.10	Change Management - Commitment Change Orders (Subs/Vendors)	Full	A	R	S
8.3.11	Progress Payment Invoices in PMWeb	Full	A	S, I	R
8.3.12	Actual Costs - Miscellaneous Invoices	Full	R	S, I	S
8.3.13	Actual Costs - CRB Builders (Labor & GCs)		R	S, I	S
8.3.14	Client Billings		R	S, I	S
8.3.15	Contingency Management		R	S, I	S
8.3.16	Contract Allowances		A	R	S
8.3.17	Savings Management		R	S	S
8.3.18	Overrun Management		R	S, I
8.3.19	Forecasting (PMWeb)	Full	R	S	S
8.3.20	Project Scrub Reports		R	S, I	S
8.3.21	Project Reporting	Guest	R	S	S
Section 9	Procurement
9.3	Subcontracts
9.3.1	Review Prime Agreement		A	R	S
9.3.2	Develop Procurement Strategy		A	R	S	S
9.3.3	Develop Bidders List & Pre-Qualify Bidders		A	S	S	R
9.3.4	Manage Subcontractors in PMWeb	Full		A	R

- .

9.3.5	Develop Scopes of Work & Special Conditions		A	A	R	S
9.3.6	Assemble Bid Packages			A	R	S
9.3.7	Build Procurement Records in PMWeb & Issue Bid Packages	Full		S	R	S
9.3.8	Track & Monitor the Status of the Bid Cycle	Full	A	S	A	R
9.3.9	Manage Addendums & Clarifications	Full	A	S	R	S
9.3.10	Conduct Pre-Bid Meetings		A	S	R	S
9.3.11	Download & Tabulate Bids	Full	A	R	S	S
9.3.12	Bid Review & Recommendations		A	R	S	S
9.3.13	Award & Administer Subcontracts		S	A	R
9.4	Equipment
9.4.1	Review Prime Agreement		A	S, I	R
9.4.2	Develop Procurement Strategy		A	R	S	S
9.4.3	Manage Vendors in PMWeb	Full	A	S	S	R
9.4.4	Develop Scopes of Work & Special Conditions		A	S, I	R	S
9.4.5	Assemble Bid Packages			A, S, I	R	S
9.4.6	Build Procurement Records in PMWeb & Issue Bid Packages	Full	A	S, I	R	S
9.4.7	Track & Monitor the Status of the Bid Cycle	Full	A	R	S	S
9.4.8	Manage RFIs & Addendums			A	R	S
9.4.9	Download & Tabulate Bids	Full	A	S, I	S	R
9.4.10	Bid Review & Recommendations		R	A	S	S
9.4.11	Award & Administer Purchase Orders	Full	A	R	S	S
9.4.12	Change Order Management	Full	A	R	S
9.4.13	Equipment Expediting		R	S	S	S
9.5	General Requirements
9.5.1	Limits of Authority		R	S	S
Section 10	Document Control
10.3.1	Document Control Kickoff Meeting		A		R	S
10.3.2	Project Setup: PMWeb	Full	A		S	R
10.3.3	Requests for Information (RFIs)	Guest	A		R	S
10.3.4	Submittals	Guest	A		S	R
10.3.5	Project Filing Systems				A	R
10.3.6	Electronic Stick Set				A	R
10.3.7	Documentation Change Management - Updating Field Sets				A	S
10.3.8	Documentation Change Management - Distribution				A	R
10.3.9	Equipment Transfer of Care & Custody		A		R	S
10.3.10	Meeting Minutes	Guest	R		S	S
10.3.11	Record of Conversation	R	R		R	R
10.3.12	Daily Reports	Guest	A			S
10.3.13	Transmittals	Guest			A	R
Section 11	Accounting
11.3.6	New Vendor Set-up		A		R	S

- .

11.3.7	Field Assignment Forms	R
11.3.8	Credit Applications	A		R	S
11.3.9	Client Pay Applications	R	S	S	S
11.3.14	PMWeb / Vision Reconciliation	R	S	S
11.3.15	Project Close Out - Accounting	A	S	R	S
Section 12	Closeout
12.3.1	Accounting & Cost Control	A	S
12.3.2	Document Control		A	R	R
12.3.3	ETOPs & Turnover Packages			R	S
12.3.4	Punch Lists		A	S	S
12.3.5	Substantial Completion	A	R	S	S
12.3.6	Safety	A	R	R	R
12.3.7	Estimate Reconciliation	A	R	S	S
12.3.8	Monthly Reporting - Final	R	S	S
12.3.9	BIM/VDC - Model Turnover	A		R	S
12.3.10	Lessons Learned	R	S	S
12.3.11	Project Brief & Resumes	A	R	S
12.3.12	Electronic Filing Archive		A	R	S
Section 13	Monthly Reporting
13.3.1	Preparing the Monthly Report	A	S	R	S
Section 14	Execution Plans
14.3.1	Preparing a Project Execution Plan	A	S	R	S
14.3.2	Completing the Roles & Responsibilities Matrix	A	R	S
14.3.3	Prime Agreement Summary	R	S	S
14.3.4	Communication - Establishing the Frequency of Meetings	A	R	S
14.3.5	Communication - Standard Email Protocol		A	R	S
14.3.6	Integrated Work Plan	A	R	S	S
14.3.7	Project Organizational Chart	A	R
14.3.8	Communication - Phone List		A	R	S
14.3.12	Logistics	A	R	S	S
Section 15	Special Roles/Duties
	Owner Negotiations	R	S	S
	Daily Client Management	A	R	S
	Direct OAC Meetings	A	R	S	S
	Direct Sub Safety - Coordination Meetings	A	R	S	S
	SWP Management		A		S
	Submittal/RFI Workflow Advising		R	S	I
	PMWeb Advising		R	S	I
	Maintain Cleanliness and Negative Differential Pressure		A		S
	Redline Field Drawings (Foreman)			A	S
	Submittal/RFI Log Management			A	R

- .

Submit Differential Air Reports to AGN	A	R

- .

KindredBio Phase 1 Bio Production and Fill/Finish

[* * *]

- .

CLARK, RICHARDSON & BISKUP CONSULTING ENGINEERS, INC. (CRB) TERMS AND CONDITIONS

1.    Responsibility of CRB: Basic services shall be performed in accordance with the terms and conditions outlined in the proposal and/or as set forth in any applicable Professional Service Authorization Agreement (the ‘Agreement’), which documents are incorporated herein by reference. CRB shall prepare its documents and perform its services in accordance with the standard of care for professional engineers or consultants performing the same or similar services.
2.    Responsibility of Client: Client shall permit CRB access to the Project records and site(s). Client shall perform all required project reviews and approvals, and will furnish all required information in a timely manner. CRB shall be entitled to rely on information furnished by Client. Client’s review or approval of any plans, drawings, specifications, or other documents prepared by CRB shall not relieve CRB of CRB’s obligations pursuant to this Agreement. The Client shall establish an adequate budget for construction including adequate contingencies for engineering and construction change orders.
3.    Insurance: During the term of this Agreement, CRB agrees to provide a Certificate of Insurance if requested showing the types and amounts of insurance carried by CRB. Increased coverage at Client’s request shall be a reimbursable expense.
4.    Termination: Either the Client or CRB may terminate this Agreement at any time, with or without cause, upon giving the other party seven (7) calendar days prior written notice. The Client, shall within fourteen (14) days of receipt of CRB final invoice, pay CRB for all services rendered and all costs incurred up to the effective date of termination.
5.    Terms of Payment: Unless otherwise provided for in this Agreement. CRB will submit monthly invoices for services which have been completed, each of which is due and payable within thirty (30) calendar days of receipt of invoice. If any invoice is not paid within forty-five (45) days after receipt, late payment charges of 1-112% per month will be added. If portions of any invoice are disputed, the Owner shall retain only the disputed portions, and shall pay approved portions of the invoice in full. CRB may, after giving seven (7) days written notice to Client, suspend services under this Agreement and withhold all deliverables until it has been paid in full all accounts due for services and expenses. CRB shall have no liability to the Client for any costs or damages resulting from the suspension of CRB services. Client shall pay any fees, costs or expenses in collecting past due accounts.
6.    Instruments of Service: All reports. drawings, data sheets, recommendations, design criterion, calculations and material of a similar nature, whether produced by CRB or furnished to CRB by Client (collectively, the ‘Materials’) are and shall be the property of the Client. The Materials prepared by CRB hereunder shall be considered a work made for hire under the United States Copyright Act (17 U.S.C. §§ 101 et seq.) (the “Act”) and under any other applicable copyright law, to the greatest extent permitted by law. To the extent that the Materials are not properly characterized as “works made for hire,” CRB hereby irrevocably assigns its entire right, title and interest in the Materials prepared by CRB and all such copyrights to the Client. CRB also agrees, for no additional

24
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consideration, except what is expressly set forth in this Agreement, to execute any further written assignments of copyright in the Documents that Client may reasonably request. and hereby appoints Client as CRB s attorney-in- fact for the sole purpose of executing and recording any such assignments.
6.1    Indemnity: Client shall indemnify and hold harmless CRB from all claims, damages, liabilities, and expenses, including attorney’s fees, arising out of or resulting from the reuse of documents.
CRB shall defend, indemnify and hold harmless Client , and all of their respective officers, directors, shareholders, employees, independent contractors, and consultants (“Client Indemnitees”) from and against all claims, damages, loss and expenses, including but not limited to reasonable attorneys’ fees, incurred by Client Indemnitees due to a suit, claim demand, judgment or action brought by a third parties (each a “Claim”), for bodily injury or property damage to the extent caused by the negligent or intentional acts or omissions of CRB or anyone employed directly or indirectly by any of them or by anyone for whose acts or omissions any of them may be liable, except to the extent that such claims, damages. loss and expenses are due to the negligence or intentional acts by any Client Indemnitee.
6.2    Disclaimer: In no event shall either party be liable to the other for any indirect, consequential or special damages of any kind or nature.
7.    Opinions of Probable Construction Costs: In providing opinions of probable construction costs, the Client understands that CRB has no control over costs or the price of labor, equipment or materials, or over the Contractor’s methods of pricing. CRB makes no warranty, expressed or implied, as to the accuracy of such opinions as compared to bid or actual costs.
8.    Job Site Safety: CRB, its employees and subconsultants are not responsible in any way for the means, methods. sequence, procedures, techniques of construction, or for jobsite safety. The Client agrees that the construction contractor is solely responsible for jobsite safety, and warrants that this intent shall be made evident in the Client’s agreement with the Contractor.
9.    Limitation of Liability. CRB does not warrant or represent their services or construction documents to be infallible. In recognition of the relative risks and benefits of the project to both the Client and CRB, the risks have been allocated such that the Client agrees to the maximum extent permitted by law, to limit the liability of CRB, its officers, employees, agents, and sub-consultants for the Client’s damages of any nature whatsoever including those caused by negligence, breach of contract or other actionable conduct to CRB’s total fee actually received for services rendered on this project. The parties agree that adequate consideration has been given for this limitation. THIS SECTION SHALL NOT APPLY TO CLAIMS FOR INDEMNIFICATION FOR THIRD-PARTY CLAIMS.
10.    Dispute Resolution: In an effort to resolve any conflicts that arise during the design or construction of the project or following the completion of the project, the Client and CRB agree that disputes between them arising out or relating to this Agreement shall be submitted to mediation prior to any litigation. The parties agree to share the cost of the mediator’s fee equally and that all such mediations shall be held in Kansas City, Missouri.
11.    Precedence: If this Agreement or the Proposal is attached to, made a part of, or referenced in any Client purchase order, the terms and conditions of this Agreement shall control to the extent

25
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that the provisions of the purchase order conflict with this Agreement. In the event of a conflict between this Agreement and the terms of any Proposal incorporated herein, the terms of the Proposal shall govern.
12.    Governing Laws: In the event that any part of this document is held invalid by any court, the remainder of the Agreement shall remain in full force and effect. This document shall be governed by the laws of the State of Missouri.
13.    Amendments: This Agreement and documents incorporated herein constitute the entire agreement of the parties and supersedes all prior negotiations and representations. The Agreement can only be amended in writing, signed by both parties. CRB’s services are solely for the Client’s benefit and are not intended to benefit any other third party.
14.    Assignments: This Agreement and CRB’s rights and obligations hereunder shall not be assignable, in whole or in part, nor shall CRB subcontract all or any part of its obligations under this Agreement without the specific written consent of Client.
15.    Confidentiality: The Confidentiality Agreement between CRB and Client dated August 11, 2017 is hereby incorporated by reference. and all disclosures shall remain in effect in accordance with the terms of the Confidentiality Agreement.

26
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TEXT MARKED BY [* * *] HAS BEEN OMITTED PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT AND WAS FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

January 25, 2018    PN: 17787.mo
Victoria Leitman
Associate Director, Program Management, Biologics
KindredBio
1555 Bayshore Highway
Suite 200
Burlingame, CA 94010
Dear Ms. Leitman:
We are submitting this proposal in response to your request for professional engineering, architectural and structural engineering services for the KindredBio’s Production Expansion Detailed Design project. We understand the primary drivers for this project and can work with your team to efficiently develop a comprehensive design.
Our understanding of the scope of work is as follows:
A.    Project Understanding
Resultant of the concept design and early construction cost estimating efforts, KindredBio has elected to construct a [* * *] version of the original renovation program in an effort to stay within budget limitations. Additionally, it has been determined that the Bio Production and Fill/Finish areas should be installed in the north end of the building to reduce impact on existing lab areas, improve flexibility for future growth and to minimize project costs.
To that end, KindredBio has requested a proposal for detailed design and construction administration services for installation of these functions within the Elwood, KS facility. This effort will be executed as a design/assist project with CRB Construction Services Group and the construction manager.
The Bio Production Upstream suite will house [* * *] production scale bioreactor train ([* * *]) and supporting [* * *] equipment, with floor space reserved for a second train and support equipment to be installed in the future. An adjacent [* * *] area will be provided to serve these [* * *] bioreactor [* * *] while operating in a [* * *]batch arrangement.
A [* * *] area will be provided to support the upstream production operations. It is understood that [* * *] will be purchased by KindredBio, so a [* * *] will not be included in the current project scope.
The initial build-out of the Fill/Finish area will include room for [* * *] filling line, already in KindredBio’s possession. Sterile Product and Bulk Fill areas will be provided to support Fill/Finish, as well as equipment washing and autoclave areas.

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Shelled spaces will be provided so that process areas can be easily expanded in the future to reach the [* * *] production capacity as anticipated in the original building program (e.g. [* * *], etc.). Where possible, existing partitions, mezzanine structures and utility services will be left in place in an effort to minimize initial capital costs.
Fill/Finish has been identified as a critical path function for KindredBio. To accommodate this need, design packages will be fast tracked so that demolition and construction of these areas can be initiated as quickly as possible.
Existing chemical labs in the south end of the facility will be refurbished and missing furnishings will be replaced so that the labs can be used for early QC and qualification activities. Areas such as the cooler, warehouse and offices will be utilized in as-is condition until later phases when additional funding becomes available.
Existing utility systems and equipment will be upgraded and/or replaced as needed to provide fully functional infrastructure for the process areas. An overview of systems and system modifications is presented in the Concept Design report, issued on 12/08/17.
In general, process control will be accomplished using stand-alone controllers at individual pieces of process equipment. A [* * *] will be provided to [* * *] in the future but is not included in the current project scope. Control systems will be designed with the ability to communicate with a [* * *] if/when it is installed. It is expected that the [* * *] will be validated.
Process equipment will be designed, specified and procured by KindredBio. CRB will provide input and support to KindredBio during this effort, but it is expected that process development, user requirements and equipment specifications will be generated in house by the Owner.
B.    Project Execution Approach
Methodology
CRB will provide professional engineering services for the Elwood, KS Production Expansion project. Design disciplines under CRB’s responsibility will include process, architectural, structural, process utilities, mechanical/HVAC, plumbing, fire protection, electrical and process controls.
The project will be executed using a design/assist approach and will be divided into three phases: Design Development, Construction Documents and Construction Administration. Refer to the “Schedule” section of this proposal for design phase schedule milestones.
Design Development Phase
During the Design Development phase, CRB will meet with KindredBio personnel to clarify project requirements and constraints. We will then inspect the project site and review project documents with KindredBio. We will use this information to generate a preliminary drawing package. These documents will be assembled into a 50% design review package for presentation to and review with KindredBio. Upon receipt of review comments from KindredBio and approval of the general content and direction demonstrated by these documents, we will further develop and supplement these documents during the Construction Document Phase effort.

2
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A revised Regulatory Package will be developed as early as possible in the Design Development phase to obtain buy in from the USDA on process design and plant layout. Regulatory Package documents issued during the Concept Design phase will be updated as needed and assembled into a new package.
Additionally, we will issue early construction and/or purchase packages for items including demolition, underground plumbing and long lead equipment. This will allow the construction manager to initiate construction activities while the remainder of the design effort is in progress.
Construction Document Phase
During the Construction Document phase, the information developed during Design Development phase will be further refined and supplemented to create a 90% design review package. These documents will again be reviewed with KindredBio, and comments will be addressed to create a Construction package. This document package will be issued at the completion of the Construction Document phase.
As noted in the “Project Understanding” section of this proposal, early completion of the Fill/Finish area is critical to KindredBio. For this reason, our initial focus will be on these spaces. We will push development of construction documents for Fill/Finish and vital support areas so that construction activities can start at the earliest feasible date. Our estimated timing for package release is identified in the “Schedule” section of this proposal, but actual dates will be dictated to some extent by the construction manager.
Design Phase Project Meetings
The accuracy of the design deliverables is dependent on the quality of the input data. This data will be collected through meetings and interviews with key KindredBio personnel, by observation of the building site, and other pertinent documentation.
CRB will attend a project kick-off meeting at the KindredBio site at project initiation to gather much of the information needed for design. We will then make site visits as needed to continue field verification, and we will facilitate weekly design coordination meetings throughout the course of the design phases.
We will also meet regularly (approximately weekly) with subcontractors to coordinate development of the construction documents to be generated by them. These meetings will be held by video conference and periodically in person.
Design Phase Scope
CRB will provide process, architectural, structural and MEP design services for construction of the renovations described in the “Project Understanding” section of this proposal. For MEP systems, CRB will generally be responsible for development of equipment specifications, and system schematics. Subcontractors will generate plans and details. Refer to the “Deliverables” section of this proposal for details on deliverable responsibilities. A summary of scope responsibilities arranged by discipline is outlined below:
Process

3
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1.    Equipment list development
2.    Process flow diagram development
3.    Process equipment specification assistance
4.    Equipment layout

Architectural
1.    Architectural demolition and new work plans
2.    Architectural finish selection and specification
3.    Wall, floor and ceiling construction design
4.    Design and specification of doors, windows and miscellaneous partitions

Structural
1.    Structural demolition and new work plans
2.    Fill/Finish HEPA plenum support design
3.    Slab demolition and replacement details
4.    Exterior wall penetration details
5.    Roof structure upgrades

Process Utilities
1.    Process utility equipment layout
2.    Process equipment utility service connection design
3.    Utility equipment and system design including:
a.    WFI generation and distribution system modifications
b.    Clean steam distribution modifications
c.    Compressed air and process gas generation/storage and distribution modifications

Mechanical/HVAC
1.    Mechanical/HVAC equipment layout
2.    Mechanical/HVAC equipment and system design including:
a.    Ductwork modifications
b.    Chilled and heating hot water distribution modifications
c.    Utility steam distribution modifications
d.    Building Management System (BMS) coordination (BMS design by others)

Plumbing/Fire Protection
1.    Domestic and industrial hot and cold water system modifications
2.    Sanitary waste system modifications
3.    Fire protection system modifications

Electrical
1.    Design of general electrical service modifications
2.    Design and specification of back-up generator and ATS

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3.    Fault current analysis
4.    Design of lighting modifications

Process Controls
1.    Design of process and EMS control valves and instruments
2.    Design of process control cabinets

Construction Phase Scope
CRB will provide the following services during the Construction phase:

•	Participate in weekly construction coordination meetings via video or teleconference

•	Respond to Contractor requests for information

•	Review shop drawings

•	Attend construction observation site visits

•	Generate final punch list

•	Generate “Record” drawings based on contractor mark-ups of construction drawings

C.    Deliverables
We have based our anticipated deliverables for this project on our previous discussions with KindredBio and past experience. For ease of reading, the list below is broken down by design phases.
Documents and activities to be executed by CRB are indicated by “P” or “X” in the table below. Documents and activities to be executed by Contractors are indicated by “C”.
The Design Development Phase (DD) will be the portion of the project where the design team will take the information gathered and approved by KindredBio stakeholders and further refine it into detailed design documents. This is a substantial effort of coordination with the end users and the design team as this is what the design of facility renovations will be based upon.
The documents created during this phase of work will result in a set of Construction Documents (CD) that can be issued for bidding and construction to subcontractors so that construction may begin.
The Construction Administration Phase (CA) describes the portion of the project that the facility is under construction and requiring support from the design team to the effort being led by the construction group.

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Deliverable CRB: P – Preliminary, X – Final C – Contractor	Design Development (DD)	Construction Documents (CD)	Construction Admin (CA)
General
Project Cover Sheet	P	X
Equipment General Arrangement Plans	P	X
Equipment List	P	X
Construction Specifications for all disciplines		X
Design Review Meetings with KindredBio	X	X
Shop Drawing Reviews / Submittal Reviews		X	X
RFI's			X
Field Inspections			X
Final Punch List			X
Record Drawings			X (Note 1)
Enhanced Turnover Packages			X (Note 2)

Process
Process Equipment Specification Assistance	X
Utility Loads (Provide to MEP disciplines)	X (Note 3)
Process Description	X (Note 4)
Process Flow Diagrams	X (Note 4)

Architectural
Room Data Sheets	X
Building Code Analysis / Life Safety Plan	P	X
Floor Plans (New work and Demo)	P	X
Building Cross Sections	P	X
Interior Elevation(s)	P	X
Reflected Ceiling Plans	P	X
Furniture & Equipment Layouts	P	X
Schedules	P	X
Sections & Details	P	X

Structural
Load Calculations	X
Foundation Plan	P	X
Framing Plans	P	X
Sections and Details	P	X

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Deliverable CRB: P – Preliminary, X – Final C – Contractor	Design Development (DD)	Construction Documents (CD)	Construction Admin (CA)
Process Utilities / HVAC
Utility Loads Calculations	X
Long Lead Equipment Specs & Data Sheets	X
HVAC Zoning Plans	P	X
Air Classification Plans	P	X
Pressurization Plans	P	X
HVAC Ductwork Plans and Details	C	C
Piping Plans and Details	C	C
Utility P&IDs	P	X
BMS Points list	P	X

Plumbing / Fire Protection
Loads Calculations	X
Underground / Below Slab Plumbing Plan	P	X
Piping Plans and Details	C	C
Plumbing Riser Diagram – Underground	P	X
Plumbing Riser Diagram – Above Ground	C	C
Fire Zoning Plan	P	X

Electrical
Loads Calculations	X
Single Line Diagram	P	X
Power Plans	P	X
Lighting Plans	P	X
Voice / Data Systems Plans	C	C
Security System Plans	C	C
Fault Current Calculations	P	X
Device Coordination and Field Settings	C	C
Arc Flash Analysis and Labeling	C	C
Details	C	C
Panel Schedules	P	X

Process Controls
Control System Architecture Diagram	P	X
Instrument Location Plan	P	X
Instrumentation and I/O List	P	X
Wiring Diagrams		X
Control Panel Drawings		X
Instrument Data Sheets		X

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Deliverables List Notes:

1.	CRB will only provide Record drawings for documents originally developed by CRB. Contractors will be responsible for Record versions of their construction documents.

2.	CRB will provide ETOPs for process utility systems. It is assumed that ETOPs for Client provided equipment will be by the Client.

3.	Utility loads for process equipment not designed by CRB will be made available by the Client.

4.	Process Description and PFDs will be issued early with the USDA Regulatory Package.

D.    Schedule
We are proposing a fourteen week design period to prepare the construction documents. Week one will be initiated upon receipt of official notice to proceed. We anticipate notice to proceed will be received early in February, and final construction documents will be issued mid-May of 2018.

Week 1	Site visit / data gathering
Week 2 — 5	Generate 50% design review and early package documents
End of Week 3	Issue Regulatory and Demolition packages
End of Week 5	Issue 50% design review documents and underground plumbing IFC
Week 6	Design review meeting
KindredBio sign off — Lock Fill/Finish area floor plan
Week 6 — 8	Develop Fill/Finish IFC
Week 6 — 12	Develop Bio Prod 90% design review documents
Week 8	Fill/Finish QC
End of Week 8	Issue Fill/Finish IFC documents
End of week 11	Issue 90% Bio Production design review documents
Week 12	Virtual reality design review meeting
KindredBio sign off — Lock Bio Production area floor plan
Week12 — 13	Develop Bio Production IFC
Week 14	Bio Production QC
End of week 14	Issue Bio Production construction documents

E.    Project Team
We are confident that the team we have assembled for this project will quickly and efficiently service any and all needs that will surface throughout the project duration. Overall project management for the design effort will operate from the Kansas City office. Our design team will

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remain essentially the same as for the Concept Design phase. This will be consistent with the team KindredBio is already familiar with on work completed to date.

•	Project Manager — Terry Werth

•	Architect of Record — Chris Childs

•	Architect — Sean Sherman

•	Structural Engineer — Todd Hill (Needham DBS)

•	Process (Fill/Finish) — Lisa Dorn supported by Doug Chritton

•	Process (Bio Production) — Ken Jacobson supported by Doug Chritton

•	Process Utility — Ben Mitchell

•	Mechanical/HVAC — Aaron Wagner

•	Plumbing/Fire Protection — Chris Sturges

•	Electrical — Tim Robben supported by Robert Murphy

•	Process Controls — John Julian supported by Nick Johnson

F.    Assumptions and Clarifications

•	The fee below was developed with the understanding that this effort will be executed as a design/assist project with CRB Construction Services Group and the construction manager.

•
CRB will develop 3D models for structural, architectural, underground plumbing and electrical/lighting only. All other piping, ductwork and special systems/controls 3D drawings will be provided by contractors.

•
The User Brief Document dated 8/9/17 was provided in draft format at initiation of the Concept Design phase. It is assumed that a completed version will be made available prior to the Detailed Design phase project kickoff meeting.

•
We have included fee and expenses in our proposal for 6 site visits (30 man trips) during the Design phase and 4 site visits (20 man trips) during the Construction Administration phase. If additional trips are required, CRB may request additional fee to fund the effort.

•	KindredBio will provide specifications and detailed data for existing and other KindredBio provided equipment.

•	KindredBio will provide access to project/product/process personnel during the data collection phase and as needed throughout the project to answer questions in a timely manner.

•
We will perform a single code review for the project. Any additional code review work for amended program requirements, required by the city or other jurisdictions, is beyond the scope of this proposal.

•	Process equipment design and specification will be performed by KindredBio. CRB will provide support and review of KindredBio documents during the design phases.

•	We have assumed that CIP systems, a waste neutralization or a dedicated process waste system is not required.

•
Integration and programming services are not included in this proposal. We have assumed that these functions as well as functional specification and sequence of operation development will be performed by KindredBio or their integration consultant.

•	We have not included civil engineering in our proposal. We have assumed that these services will not be required.

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•
We assume that the existing site is in compliance with all local, state and federal codes. Any unknown code compliance issues uncovered in the code review will be discussed with the Owner and a plan of action will be developed. Code remediation beyond normal issues associated with the project is not included in this proposal.

•
If not already provided, Owner will provide CRB with a list of all hazardous or toxic materials planned to be used in the facility, by quantity and by location. This list is to be in accordance with the International Building Code 2015 (Tables 307.1(1) and 307.1(2)) and, as such should show materials by type, class and quantity (e.g.: Combustible Liquid, Class IIIA, number of pounds or gallons) and by use (e.g.: Storage, Open System, Closed System). CRB can provide the Owner with a formatted template for providing this information.

•
KindredBio has solicited a quote from a roofing contractor to reroof the entire facility. We assume CRB will not need to assist with design, specification or selection of materials for this effort. CRB will design and detail any roof modifications required for penetrations or installation of roof mounted equipment resulting from our renovation design work.

•	We have not included fee and expenses for factory acceptance testing attendance in our proposal. We can provide a proposal for these services upon request.

•	We have not included commissioning and qualification services in this proposal.

•	All documents issued once for review then once to incorporate comments. If additional revisions and review cycles are required, CRB may request additional fee to fund the effort.

•	CRB design services group will not provide remediation of hazardous materials from the site. This service will be provided by the construction manager if needed.
G.    Terms and Conditions
Professional Services will be performed in accordance with the enclosed Terms and Conditions, 02/07.
H.    Compensation
Professional Services
CRB’s Professional Services for the efforts listed above will be provided on a Time and Expense basis (RE: Note 1). Our hourly rate includes all labor and general expenses (in-house printing, in-house telephone, computer time, etc.). A copy of our rate schedule is enclosed.
Subconsultant Services
CRB’s Subconsultant Services Fee for the above-described services is calculated on a Time and Expense basis. The fee is derived from the number of hours spent times the hourly rate of employee type working on the project. All subconsultant service fees will be passed directly through to KindredBio with a 0% mark-up.

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Reimbursable Expenses
Reimbursable expenses for this project will be incurred for such items as printing services (RE: Note 2) (if required), mileage, travel, and meals, etc. All reimbursables will be passed directly through to KindredBio with a 0% mark-up.

Design Phase:
Estimated CRB Professional Services	$[* * *]
Estimated Subconsultant Services	$[* * *]
Estimated Reimbursable Expenses	$[* * *]
Design Phase Subtotal	$[* * *]
Construction Administration:
Estimated CRB Professional Services	$[* * *]
Estimated Subconsultant Services	$[* * *]
Estimated Reimbursable Expenses	$[* * *]
Construction Phase Subtotal	$[* * *]
Total Estimate for Professional Services	$[* * *]

Compensation Notes:
1.    If additional documents or reviews are requested by KindredBio or if project duration extends substantially beyond that indicated in this proposal, we will meet with KindredBio representatives to determine a fair adjustment to the contract value. CRB will then issue an Engineering Change Notice for the agreed amount.
2.    “In-house printing” refers to printing of documents to be used internally by the CRB design team. Printing Services referenced in the “Reimbursable Expenses” section refers to generation of hard copies by an outside printer for distribution to KindredBio.
I.    Invoices
Unless otherwise provided for in this Agreement, CRB will submit monthly invoices per Item 5 in the enclosed Terms and Conditions, dated 02/07.
We look forward to working with you on this project. If this proposal is acceptable to you, please sign below in the space provided signifying your approval to proceed based on this agreement and return the original to me. Please call me if you have any questions or comments.

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Sincerely,	Authorization to Proceed
Clark, Richardson and Biskup Consulting Engineers, Inc. Terry L. Werth PE Project Manager Enclosures:	Kindred Biosciences, Inc. Company Signature Denise Bevers Printed Name
Terms & Conditions, dated 02/07 Charge-Out Rate Sheet, dated 0917 Fee Summary Sheets	Chief Operating Officer Title
1/26/2018 Date

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CLARK, RICHARDSON & BISKUP CONSULTING ENGINEERS, INC. (CRB) TERMS AND CONDITIONS

1.
Responsibility of CRB: Basic services shall be performed in accordance with the terms and conditions outlined in the proposal and/or as set forth in any applicable Professional Service Authorization Agreement (the “Agreement”), which documents are incorporated herein by reference. CRB shall prepare its documents and perform its services in accordance with the standard of care for professional engineers or consultants performing the same or similar services.

2.
Responsibility of Client: Client shall permit CRB access to the Project records and site(s). Client shall perform all required project reviews and approvals, and will furnish all required information in a timely manner. CRB shall be entitled to rely on information furnished by Client. Client’s review or approval of any plans, drawings, specifications, or other documents prepared by CRB shall not relieve CRB of CRB’s obligations pursuant to this Agreement. The Client shall establish an adequate budget for construction including adequate contingencies for engineering and construction change orders.

3.
Insurance: During the term of this Agreement, CRB agrees to provide a Certificate of Insurance if requested showing the types and amounts of insurance carried by CRB. Increased coverage at Client’s request shall be a reimbursable expense.

4.
Termination: Either the Client or CRB may terminate this Agreement at any time, with or without cause, upon giving the other party seven (7) calendar days prior written notice. The Client, shall within fourteen (14) days of receipt of CRB final invoice, pay CRB for all services rendered and all costs incurred up to the effective date of termination.

5.
Terms of Payment: Unless otherwise provided for in this Agreement, CRB will submit monthly invoices for services which have been completed, each of which is due and payable within thirty (30) calendar days of receipt of invoice. If any invoice is not paid within forty-five (45) days after receipt, late payment charges of 1-1/2% per month will be added. If portions of any invoice are disputed, the Owner shall retain only the disputed portions, and shall pay approved portions of the invoice in full. CRB may, after giving seven (7) days written notice to Client, suspend services under this Agreement and withhold all deliverables until it has been paid in full all accounts due for services and expenses. CRB shall have no liability to the Client for any costs or damages resulting from the suspension of CRB services. Client shall pay any fees, costs or expenses in collecting past due accounts.

6.
Instruments of Service: All reports, drawings, data sheets, recommendations, design criterion, calculations and material of a similar nature, whether produced by CRB or furnished to CRB by Client (collectively, the “Materials”) are and shall be the property of the Client. The Materials prepared by CRB hereunder shall be considered a work made for hire under the United States Copyright Act (17 U.S.C. §§ 101 et seq.) (the “Act”) and under any other applicable copyright law, to the greatest extent permitted by law. To the extent that the Materials are not properly characterized as “works made for hire,” CRB hereby irrevocably assigns its entire right, title and interest in the Materials prepared by CRB and all such copyrights to the Client. CRB also agrees, for no additional consideration, except what is expressly set forth in this Agreement, to execute any further written assignments of copyright in the Documents that Client may reasonably request, and hereby appoints Client as CRB’s attorney-in- fact for the sole purpose of executing and recording any such assignments.

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CLARK, RICHARDSON & BISKUP CONSULTING ENGINEERS, INC. (CRB) TERMS AND CONDITIONS

6.1	Indemnity: Client shall indemnify and hold harmless CRB from all claims, damages, liabilities, and expenses, including attorney’s fees, arising out of or resulting from the reuse of documents.
CRB shall defend, indemnify and hold harmless Client , and all of their respective officers, directors, shareholders, employees, independent contractors, and consultants (“Client lndemnitees”) from and against all claims, damages, loss and expenses, including but not limited to reasonable attorneys’ fees, incurred by Client Indemnitees due to a suit, claim demand, judgment or action brought by a third parties (each a “Claim”), for bodily injury or property damage to the extent caused by the negligent or intentional acts or omissions of CRB or anyone employed directly or indirectly by any of them or by anyone for whose acts or omissions any of them may be liable, except to the extent that such claims, damages, loss and expenses are due to the negligence or intentional acts by any Client Indemnitee.

6.2	Disclaimer: In no event shall either party be liable to the other for any indirect, consequential or special damages of any kind or nature.

7.
Opinions of Probable Construction Costs: In providing opinions of probable construction costs, the Client understands that CRB has no control over costs or the price of labor, equipment or materials, or over the Contractor’s methods of pricing. CRB makes no warranty, expressed or implied, as to the accuracy of such opinions as compared to bid or actual costs.

8.
Job Site Safety: CRB, its employees and subconsultants are not responsible in any way for the means, methods, sequence, procedures, techniques of construction, or for jobsite safety. The Client agrees that the construction contractor is solely responsible for jobsite safety, and warrants that this intent shall be made evident in the Client’s agreement with the Contractor.

9.
Limitation of Liability. CRB does not warrant or represent their services or construction documents to be infallible. In recognition of the relative risks and benefits of the project to both the Client and CRB, the risks have been allocated such that the Client agrees to the maximum extent permitted by law, to limit the liability of CRB, its officers, employees, agents, and sub-consultants for the Client’s damages of any nature whatsoever including those caused by negligence, breach of contract or other actionable conduct to CRB’s total fee actually received for services rendered on this project. The parties agree that adequate consideration has been given for this limitation. THIS SECTION SHALL NOT APPLY TO CLAIMS FOR INDEMNIFICATION FOR THIRD-PARTY CLAIMS.

10.
Dispute Resolution: In an effort to resolve any conflicts that arise during the design or construction of the project or following the completion of the project, the Client and CRB agree that disputes between them arising out or relating to this Agreement shall be submitted to mediation prior to any litigation. The parties agree to share the cost of the mediator’s fee equally and that all such mediations shall be held in Kansas City, Missouri.

11.
Precedence: If this Agreement or the Proposal is attached to, made a part of, or referenced in any Client purchase order, the terms and conditions of this Agreement shall control to the extent that the provisions of the purchase order conflict with this Agreement. In the event of a conflict between this Agreement and the terms of any Proposal incorporated herein, the terms of the Proposal shall govern.

12.
Governing Laws: In the event that any part of this document is held invalid by any court, the remainder of the Agreement shall remain in full force and effect. This document shall be governed by the laws of the State of Missouri.

13.	Amendments: This Agreement and documents incorporated herein constitute the entire agreement of the parties and supersedes all prior negotiations and representations. The

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CLARK, RICHARDSON & BISKUP CONSULTING ENGINEERS, INC. (CRB) TERMS AND CONDITIONS

Agreement can only be amended in writing, signed by both parties. CRB’s services are solely for the Client’s benefit and are not intended to benefit any other third party.

14.
Assignments: This Agreement and CRB’s rights and obligations hereunder shall not be assignable, in whole or in part, nor shall CRB subcontract all or any part of its obligations under this Agreement without the specific written consent of Client.

15.
Confidentiality: The Confidentiality Agreement between CRB and Client dated August 11, 2017 is hereby incorporated by reference, and all disclosures shall remain in effect in accordance with the terms of the Confidentiality Agreement.

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Schedule of Hourly Chargeout Rates

Admin 1 to Admin 5	[* * *]	Estimator 1 to Estimator 5	[* * *]
Admin 6 to Admin 10	[* * *]	Estimator 6 to Estimator 10	[* * *]
Admin 11 to Admin 15	[* * *]	Estimator 11 to Estimator 15	[* * *]
	[* * *]		[* * *]
Architect 1 to Architect 5	[* * *]	Field Labor 1 to Field Labor 5	[* * *]
Architect 6 to Architect 10	[* * *]		[* * *]
Architect 11 to Architect 15	[* * *]	Procurement Specialist 1 to Procurement Specialist 5	[* * *]
Architect 16 to Architect 20	[* * *]	Procurement Specialist 6 to Procurement Specialist 10	[* * *]
Architect 20 to Architect 25	[* * *]	Procurement Specialist 11 to Procurement Specialist 15	[* * *]
	[* * *]		[* * *]
BIM/CAD 1 to 5	[* * *]	Project Director 1 to Project Director 5	[* * *]
BIM/CAD 6 to 10	[* * *]	Project Director 6 to Project Director 10	[* * *]
	[* * *]	Project Director 11 to Project Director 15	[* * *]
Construction Engineer 1 to Construction Engineer 5	[* * *]		[* * *]
Construction Engineer 6 to Construction Engineer 10	[* * *]	Project Manager 1 to Project Manager 5	[* * *]
Construction Engineer 11 to Construction Engineer 15	[* * *]	Project Manager 6 to Project Manager 10	[* * *]
	[* * *]	Project Manager 11 to Project Manager 15	[* * *]
Construction Manager 1 to Construction Manager 5	[* * *]		[* * *]
Construction Manager 6 to Construction Manager 10	[* * *]	Project Executive 1 to Project Executive 5	[* * *]
Construction Manager 11 to Construction Manager 15	[* * *]	Project Executive 6 to Project Executive 10	[* * *]
Construction Manager 16 to Construction Manager 20	[* * *]		[* * *]
	[* * *]	Specialist 1 to Specialist 5	[* * *]
Cost Controls 1 to Cost Controls 5	[* * *]	Specialist 6 to Specialist 10	[* * *]
Cost Controls 5 to Cost Controls 10	[* * *]	Specialist 11 to Specialist 15	[* * *]
Cost Controls 11 to Cost Controls15	[* * *]	Specialist 16 to Specialist 20	[* * *]
	[* * *]		[* * *]
Designer/Modeler 1 to Designer/Modeler 5	[* * *]	EH&S 1 to EH&S 5	[* * *]
Designer/Modeler 6 to Designer/Modeler 10	[* * *]	EH&S 5 to EH&S 10	[* * *]
Designer/Modeler 11 to Designer/Modeler 15	[* * *]		[* * *]
	[* * *]	Scheduler 1 to Scheduler 5	[* * *]
Engineer 1 to Engineer 5	[* * *]	Scheduler 6 to Scheduler 10	[* * *]
Engineer 6 to Engineer 10	[* * *]	Scheduler 11 to Scheduler 15	[* * *]
Engineer 11 to Engineer 15	[* * *]		[* * *]
Engineer 16 to Engineer 20	[* * *]	Superintendent 1 to Superintendent 5	[* * *]
Engineer 21 to Engineer 25	[* * *]	Superintendent 6 to Superintendent 10	[* * *]
		Superintendent 11 to Superintendent 15	[* * *]
		Superintendent 16 to Superintendent 20	[* * *]

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[KindredBio - Elwood, KS Facility Renovation	Detailed Design

[* * *]

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